Exhibit 99.1

Financial Statement Schedule

Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Steadfast Apartment REIT, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Steadfast Apartment REIT, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Real Estate Acquisitions
Description of the Matter

As more fully disclosed in Notes 1, 2, 3, and 6 to the consolidated financial statements, during 2020, the Company completed the acquisition of 42 properties for a total purchase price of $1.8 billion, which included mergers with Steadfast Income REIT, Inc., and Steadfast Apartment REIT III, Inc. In connection with these acquisitions The Company also assumed $791.0 million of notes payable. These transactions were determined to be and accounted for as asset acquisitions, and the purchase prices were allocated based on the relative fair values of the acquired tangible assets, consisting of land, buildings and improvements, and acquired intangible assets and liabilities, consisting of the value of in-place leases and assumed notes payable. The Company capitalizes transaction costs and allocated the purchase price using a relative fair value method allocating all accumulated costs.

Auditing property acquisitions and acquisitions of a business in a business combination are complex and highly judgmental due to the significant judgement required in determining whether the acquisitions should be accounted for as asset acquisitions or business combinations. Auditing the Company’s estimate of the acquisition-date fair value of the consideration transferred, acquired tangible, and intangible assets and liabilities involves significant estimation uncertainty due to the judgment used by management in selecting key assumptions based on recent comparable transactions or market information, and the sensitivity of the fair values to changes in assumptions. The determination of whether the acquisitions should be accounted for as asset acquisitions or business combinations could have an effect on the Company’s net income as transaction costs are capitalized in asset acquisitions and expensed in business combinations. The allocation of purchase price to the components of properties could have an effect on the Company’s net income due to the differing depreciable and amortizable lives of each component and the classification of related depreciation, amortization, and interest expense in the Company’s consolidated statement of operations.

How we addressed the matter in our audit

We obtained an understanding and evaluated the design effectiveness of controls over the Company’s process for determining whether the acquisitions should be accounted for as asset acquisitions or business combinations and selecting and reviewing the key inputs and assumptions used in estimating the fair value of consideration transferred, acquired assets and liabilities assumed and allocating fair value to the various components.

We tested the Company’s conclusion that these transactions should be accounted for as asset acquisitions or business combinations by corroborating the market and transaction information to support the conclusion. To test the allocation of the acquisition-date fair values, we evaluated the appropriateness of the valuation methods used to allocate the purchase price. We performed procedures to assess key data inputs and assumptions used by management, including the completeness and accuracy of the underlying information. We also used our specialists to assist us in evaluating the valuation methods used by management and whether the assumptions utilized were supported by observable market data.

Internalization of Management
Description of the Matter

As described more fully in Note 2 and Note 3 to the consolidated financial statements, effective September 1, 2020 the Company became internally advised and managed by acquiring all assets necessary for the operation of the Company’s business from Steadfast REIT Investments, LLC and its affiliates, including the Company’s external advisor, Steadfast Apartment Advisor, LLC, for total purchase price of $125.0 million, consisting of cash and Class B operating partnership units. The internalization transaction was accounted for as a business combination.

Auditing the Company’s accounting for the internalization transaction was complex due to the significant estimation required by management to determine the fair value of consideration transferred and goodwill acquired of $125.2 million as of September 1, 2020. The significant estimation was primarily due to the judgment used by management in selecting key assumptions and developing prospective financial information based on recent comparable transactions or market information, and the sensitivity of the respective fair values to the significant underlying assumptions. These significant assumptions are forward looking and could be affected by future economic and market conditions.

How we addressed the matter in our audit

We obtained an understanding and evaluated the design effectiveness of controls over the Company’s process over the recognition and measurement of consideration transferred and related intangible assets, including the underlying assumptions used to develop such estimates.

We performed audit procedures to test the internalization which included, among others, evaluating the completeness and accuracy of the underlying data supporting the significant assumptions, estimates, and prospective financial information. For example, we performed sensitivity analyses to test the reasonableness of the underlying inputs and verified that the consideration transferred by the Company was measured at fair value. We verified that the amounts recorded as goodwill represented the amount of consideration that exceeds the fair value of the net assets acquired. We involved our valuation specialists to assist with our evaluation of the methodology used by the Company and the significant assumptions included in the fair value estimates. Additionally, we involved our valuation specialists to evaluate fair value of equity instruments issued as a part of the consideration transferred against a range of market supported values.

Impairment of Long-Lived Assets
Description of the Matter

At December 31, 2020, the Company’s real estate held for investment, net and real estate held for development was $2.8 billion and $39.9 million, respectively. As described more fully in Note 2 and Note 3 to the consolidated financial statements, management continually monitors events and changes in circumstances that could indicate that the carrying amounts of the Company’s real estate and related intangible assets may not be recoverable. The judgments regarding the existence of impairment indicators are based on factors such as operational performance, market conditions, legal and environmental concerns, the Company’s intent and ability to hold the related asset, as well as any significant cost overruns on development properties. The Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. Based on this analysis, if the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company records an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.

Auditing the Company’s process to evaluate long-lived assets for impairment was complex due to a high degree of subjectivity in determining whether indicators of impairment were present, and in determining the future undiscounted cash flows and estimated fair values, if necessary, of long-lived assets where impairment indicators were determined to be present. In particular, these estimates were sensitive to significant assumptions, including the estimation of future rental revenues, management’s hold period, operating expenses and capitalization rates, which are affected by expectations about future market or economic conditions.

How we addressed the matter in our audit

We obtained an understanding and evaluated the design effectiveness of controls over the Company’s long-lived asset impairment assessment process, including controls over management’s determination and review of the significant assumptions used in the analyses as described above.

To test the Company’s evaluation of long-lived assets for impairment, we performed audit procedures that included, among others, evaluating the indicators of impairment identified by management and testing the significant assumptions and completeness and accuracy of operating data used by the Company in its analyses including management’s probable hold period analysis and the related cash flows that support those hold periods. We compared the significant assumptions used by management to current market data according to management’s plans and performed sensitivity analyses of certain significant assumptions as discussed above. We also involved our valuation specialist to assist in evaluating certain assumptions used, including future rental revenues and operating expenses, and capitalization rates.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2013.

Irvine, California

March 12, 2021

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019

	December 31,
	2020	2019
ASSETS
Assets:
Real Estate:
Land	$337,322,234	$151,294,208
Building and improvements	2,882,411,683	1,369,256,465
Tenant origination and absorption costs	1,752,793	—
Total real estate held for investment, cost	3,221,486,710	1,520,550,673
Less accumulated depreciation and amortization	(397,744,677)	(277,033,046)
Total real estate held for investment, net	2,823,742,033	1,243,517,627
Real estate held for development	39,891,218	5,687,977
Real estate held for sale, net	—	21,665,762
Total real estate, net	2,863,633,251	1,270,871,366
Cash and cash equivalents	258,198,326	74,806,649
Restricted cash	38,998,980	73,614,452
Goodwill	125,220,448	—
Due from affiliates	377,218	—
Rents and other receivables	5,385,108	2,032,774
Assets related to real estate held for sale	—	118,570
Other assets	9,925,714	5,513,315
Total assets	$3,301,739,045	$1,426,957,126
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$81,598,526	$30,265,713
Notes Payable, net:
Mortgage notes payable, net	1,384,382,785	560,098,815
Credit facilities, net	744,862,886	548,460,230
Total notes payable, net	2,129,245,671	1,108,559,045
Distributions payable	8,462,735	4,021,509
Distributions payable to affiliates	469,236	—
Due to affiliates	337,422	7,305,570
Liabilities related to real estate held for sale	—	788,720
Total liabilities	2,220,113,590	1,150,940,557
Commitments and contingencies (Note 12)
Redeemable common stock	—	1,202,711
Stockholders’ Equity:
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 999,998,000 shares authorized, 110,070,572 and 52,607,695 shares issued and outstanding at December 31, 2020 and 2019, respectively	1,100,706	526,077
Convertible stock, $0.01 par value per share; 1,000 shares authorized, zero and 1,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	10
Class A Convertible stock, $0.01 par value per share; 1,000 shares authorized, zero shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	1,603,989,130	698,453,981
Cumulative distributions and net losses	(627,787,040)	(424,166,210)
Total Steadfast Apartment REIT, Inc. (“STAR”) stockholders’ equity	977,302,796	274,813,858
Noncontrolling interest	104,322,659	—
Total equity	1,081,625,455	274,813,858
Total liabilities and stockholders’ equity	$3,301,739,045	$1,426,957,126

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

	Year Ended December 31,
	2020	2019	2018
Revenues:
Rental income	$297,566,396	$172,445,306	$167,709,639
Other income	2,534,763	1,090,373	1,414,549
Total revenues	300,101,159	173,535,679	169,124,188
Expenses:
Operating, maintenance and management	75,522,476	43,473,179	42,490,381
Real estate taxes and insurance	47,892,607	25,152,761	23,501,730
Fees to affiliates	30,776,594	25,861,578	25,976,226
Depreciation and amortization	162,978,734	73,781,883	70,993,280
Interest expense	75,171,052	49,273,750	44,374,484
General and administrative expenses	32,025,347	7,440,680	6,386,131
Impairment of real estate	5,039,937	—	—
Total expenses	429,406,747	224,983,831	213,722,232
Loss before other income (loss)	(129,305,588)	(51,448,152)	(44,598,044)
Other income (loss):
Gain on sales of real estate, net	14,476,382	11,651,565	—
Interest income	678,624	865,833	271,478
Insurance proceeds in excess of losses incurred	37,848	448,047	201,717
Equity in loss from unconsolidated joint venture	(3,020,111)	—	—
Fees and other income from affiliates	1,796,610	—	—
Loss on debt extinguishment	(191,377)	(41,609)	(4,975,497)
Total other income (loss)	13,777,976	12,923,836	(4,502,302)
Net loss	(115,527,612)	(38,524,316)	(49,100,346)
Loss allocated to noncontrolling interest	(1,438,071)	—	—
Net loss attributable to common stockholders	$(114,089,541)	$(38,524,316)	$(49,100,346)
Loss per common share — basic and diluted	$(1.15)	$(0.74)	$(0.96)
Weighted average number of common shares outstanding — basic and diluted	99,264,851	52,204,410	51,312,947

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

	Common Stock		Convertible Stock		Class A Convertible Stock		Additional Paid-In Capital	Cumulative Distributions & Net Losses		Total STAR Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE, December 31, 2017	50,842,640	$508,426	1,000	$10	—	$—	$633,186,743	$(243,389,996)		$390,305,183	$—	$390,305,183
Issuance of common stock	1,512,493	15,125	—	—	—	—	22,698,850	—		22,713,975	—	22,713,975
Commissions on sales of common stock and related dealer manager fees to affiliates	—	—	—	—	—	—	32,414	—		32,414	—	32,414
Transfers from redeemable common stock	—	—	—	—	—	—	37,028,102	—		37,028,102	—	37,028,102
Repurchase of common stock	(631,332)	(6,313)	—	—	—	—	(8,879,903)	—		(8,886,216)	—	(8,886,216)
Distributions declared ($0.90 per share of common stock)	—	—	—	—	—	—	—	(46,179,769)		(46,179,769)	—	(46,179,769)
Amortization of stock-based compensation	—	—	—	—	—	—	74,617	—		74,617	—	74,617
Net loss	—	—	—	—	—	—	—	(49,100,346)		(49,100,346)	—	(49,100,346)
BALANCE, December 31, 2018	51,723,801	517,238	1,000	10	—	—	684,140,823	(338,670,111)		345,987,960	—	345,987,960
Issuance of common stock	1,359,564	13,596	—	—	—	—	21,208,786	—		21,222,382	—	21,222,382
Repurchase of common stock	(475,670)	(4,757)	—	—	—	—	(6,966,878)	—		(6,971,635)	—	(6,971,635)
Distributions declared ($0.90 per share of common stock)	—	—	—	—	—	—	—	(46,971,783)		(46,971,783)	—	(46,971,783)
Amortization of stock-based compensation	—	—	—	—	—	—	71,250	—		71,250	—	71,250
Net loss	—	—	—	—	—	—	—	(38,524,316)		(38,524,316)	—	(38,524,316)
BALANCE, December 31, 2019	52,607,695	526,077	1,000	10	—	—	698,453,981	(424,166,210)		274,813,858	—	274,813,858
Issuance of common stock	2,213,967	22,140	—	—	—	—	30,634,993	—		30,657,133	—	30,657,133
Issuance of common stock in connection with the SIR Merger	43,775,314	437,753	—	—	—	—	692,963,221	—		693,400,974	—	693,400,974
Issuance of common stock in connection with the STAR III Merger	12,240,739	122,407	—	—	—	—	193,770,898	—		193,893,305	—	193,893,305
Issuance of OP Units	—	—	—	—	—	—	—	—		—	108,200,000	108,200,000
Exchange of convertible stock into Class A convertible stock	—	—	(1,000)	(10)	1,000	10	—	—	0	—	—	—
Commissions on sales of common stock and related dealer manager fees to affiliates	—	—	—	—	—	—	21,224	—		21,224	—	21,224
Transfers to redeemable common stock	—	—	—	—	—	—	(1,383,318)	—		(1,383,318)	—	(1,383,318)
Repurchase of common stock	(767,143)	(7,671)	—	—	—	—	(10,900,155)	—		(10,907,826)	—	(10,907,826)
Repurchase of Class A convertible stock	—	—	—	—	(1,000)	(10)	(990)	—		(1,000)	—	(1,000)
Distributions declared ($0.90 per share of common stock)	—	—	—	—	—	—	—	(89,531,289)		(89,531,289)	(2,439,270)	(91,970,559)
Amortization of stock-based compensation	—	—	—	—	—	—	429,276	—		429,276	—	429,276
Net loss	—	—	—	—	—	—	—	(114,089,541)		(114,089,541)	(1,438,071)	(115,527,612)
BALANCE, December 31, 2020	110,070,572	$1,100,706	—	$—	—	$—	$1,603,989,130	$(627,787,040)		$977,302,796	$104,322,659	$1,081,625,455

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2020	2019	2018
Cash Flows from Operating Activities:
Net loss	$(115,527,612)	$(38,524,316)	$(49,100,346)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	162,978,734	73,781,883	70,993,280
Fees to affiliates paid in common stock	9,484,039	—	—
Loss on disposal of buildings and improvements	1,312,068	204,344	493,941
Amortization of deferred financing costs	1,948,437	1,019,355	1,056,545
Amortization of stock-based compensation	429,276	71,250	74,617
Amortization of below-market leases	(5,937)	—	—
Change in fair value of interest rate cap agreements	65,391	225,637	(87,160)
Gain on sales of real estate	(14,476,382)	(11,651,565)	—
Impairment of real estate	5,039,937	—	—
Amortization of loan premiums	(1,868,764)	—	—
Accretion of loan discounts	475,091	—	207,074
Interest on finance lease furnishings	175	—	—
Loss on debt extinguishment	191,377	41,609	4,975,497
Insurance claim recoveries	(1,678,375)	(822,569)	(441,087)
Equity in loss from unconsolidated joint venture	3,020,111	—	—
Changes in operating assets and liabilities:
Rents and other receivables	(412,032)	(271,366)	(114,341)
Other assets	586,336	186,991	(151,179)
Accounts payable and accrued liabilities	17,107,936	(327,620)	6,290,350
Due to affiliates	(7,618,032)	5,144,622	(639,916)
Due from affiliates	(377,218)	—	—
Net cash provided by operating activities	60,674,556	29,078,255	33,557,275
Cash Flows from Investing Activities:
Acquisition of real estate investments	(120,535,683)	—	—
Cash acquired in connection with the Mergers, net of acquisition costs	98,283,732	—	—
Acquisition of assets from internalization transaction	(29,486,646)	—	—
Acquisition of real estate held for development	(14,321,851)	(2,158,815)	—
Additions to real estate investments	(30,282,525)	(26,689,336)	(18,049,643)
Additions to real estate held for development	(14,142,803)	(2,920,469)	—
Escrow deposits for pending real estate acquisitions	(1,500,100)	(2,800,300)	(100,000)
Capitalized acquisition costs related to the Mergers	—	(704,298)	—
Purchase of interest rate cap agreements	(67,000)	(18,000)	(43,200)
Net proceeds from sale of real estate investments	114,723,564	57,107,943	—
Net proceeds from sale of unconsolidated joint venture	19,022,280	—	—
Proceeds from settlement of interest rate cap agreements	—	—	270,000
Proceeds from insurance claims	1,545,066	897,569	441,087
Cash contribution to unconsolidated joint venture	(274,400)	—	—
Cash distribution from unconsolidated joint venture	360,700	—	—
Net cash provided by (used in) investing activities	23,324,334	22,714,294	(17,481,756)

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year ended December 31,
	2020	2019	2018
Cash Flows from Financing Activities:
Proceeds from issuance of mortgage notes payable	6,264,549	261,645,000	160,850,000
Principal payments on mortgage notes payable	(55,745,637)	(202,728,946)	(611,459,963)
Borrowings from credit facilities	198,808,000	—	562,669,000
Principal payments on credit facilities	—	—	(56,000,000)
Repurchase of Class A convertible stock	(1,000)	—	—
Payments of commissions on sale of common stock and related dealer manager fees	(50,063)	(228,665)	(229,973)
Payment of loan financing costs	—	(452,300)	—
Payment of deferred financing costs	(6,753,413)	(1,573,716)	(4,528,781)
Payment of debt extinguishment costs	(324,400)	—	(1,019,491)
Distributions to common stockholders	(66,631,465)	(25,681,391)	(23,399,025)
Repurchase of common stock	(10,907,826)	(6,971,635)	(8,886,216)
Net cash provided by financing activities	64,658,745	24,008,347	17,995,551
Net increase in cash, cash equivalents and restricted cash	148,657,635	75,800,896	34,071,070
Cash, cash equivalents and restricted cash, beginning of the year	148,539,671	72,738,775	38,667,705
Cash, cash equivalents and restricted cash, end of the year	$297,197,306	$148,539,671	$72,738,775

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year ended December 31,
	2020	2019	2018
Supplemental Disclosures of Cash Flow Information:
Interest paid (net of capitalized interest of $807,345, $106,523 and $0, respectively)	$71,698,713	$48,080,199	$41,773,839
Supplemental Disclosures of Noncash Flow Transactions:
Distributions payable to non-affiliated shareholders	$8,462,735	$4,021,509	$3,953,499
Distributions payable to affiliates	$469,236	$—	$—
Class A-2 OP Units issued for real estate	$14,450,000	$—	$—
Class B OP Units issued in exchange for net assets acquired in the Internalization Transaction	$93,750,000	$—	$—
Goodwill acquired in the Internalization Transaction	$125,220,448	$—	$—
Affiliate assets acquired in the Internalization Transaction (except for affiliated operating lease right-of-use asset of $1,651,415 acquired in the Internalization Transaction, which is included below in operating lease right-of-use assets, net of contra right-of-use asset)	$1,066,219	$—	$—
Affiliate liabilities assumed in the Internalization Transaction	$4,701,436	$—	$—
Assumption of mortgage notes payable to acquire real estate	$81,315,122	$—	$—
Premiums on assumed mortgage notes payable	$945,235	$—	$—
Distributions paid to common stockholders through common stock issuances pursuant to the distribution reinvestment plan	$21,173,094	$21,222,382	$22,713,975
Redeemable common stock	$—	$1,202,711	$—
Redemptions payable	$4,000,000	$797,289	$2,000,000
Accounts payable and accrued liabilities from additions to real estate investments	$1,976,684	$1,013,254	$838,202
Due to affiliates from additions to real estate investments	$—	$128,536	$41,091
Accounts payable & accrued liabilities from capitalized acquisition costs related to the Mergers	$—	$925,748	$—
Accounts payable & accrued liabilities from additions to real estate held for development	$4,251,876	$293,325	$—
Affiliate accounts payable and accrued liabilities from additions to real estate held for development	$50,357	$—	$—
Due to affiliates for commissions on sale of common stock and related dealer manager fees	$—	$71,288	$299,952
Operating lease right-of-use asset, net	$2,079,385	$32,917	$—
Operating lease liabilities, net	$2,101,071	$35,413	$—
Restricted cash held as substitution deposit for MCFA from proceeds from sales of real estate investments	$—	$36,740,983	$—
Fair value of real estate acquired in the SIR Merger	$1,100,742,973	$—	$—
Fair value of real estate acquired in the STAR III Merger	$479,559,505	$—	$—
Fair value of equity issued to SIR shareholders in the SIR Merger	$693,400,974	$—	$—
Fair value of equity issued to STAR III shareholders in the STAR III Merger	$193,893,305	$—	$—
Fair value of SIR debt assumed in the SIR Merger	$506,023,982	$—	$—
Fair value of STAR III debt assumed in the STAR III Merger	$289,407,045	$—	$—
Fair value of unconsolidated joint venture assumed in the SIR Merger	$22,128,691	$—	$—
Assets assumed in the SIR Merger	$3,553,868	$—	$—
Assets assumed in the STAR III Merger	$2,060,898	$—	$—
Liabilities assumed in the SIR Merger	$21,782,302	$—	$—
Liabilities assumed in the STAR III Merger	$7,334,616	$—	$—
Premiums on assumed mortgage notes payable in the SIR and STAR III Mergers	$14,899,631	$—	$—
Discount on assumed mortgage notes payable in the SIR and STAR III Mergers	$10,489,075	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

1.	Organization and Business

Steadfast Apartment REIT, Inc. (the “Company”) was formed on August 22, 2013, as a Maryland corporation that elected to qualify as a real estate investment trust (“REIT”) commencing with the taxable year ended December 31, 2014. On September 3, 2013, the Company was initially capitalized with the sale of 13,500 shares of common stock to Steadfast REIT Investments, LLC, the Company’s former sponsor (“SRI”), at a purchase price of $15.00 per share for an aggregate purchase price of $202,500. SRI is controlled indirectly by Rodney F. Emery, the Company’s Chairman of the board of directors and Chief Executive Officer, through Steadfast REIT Holdings, LLC (“Steadfast Holdings”). Steadfast Apartment Advisor, LLC (the “Former Advisor”), a Delaware limited liability company formed on August 22, 2013, invested $1,000 in the Company in exchange for 1,000 shares of non-participating, non-voting convertible stock (the “Convertible Stock”). In connection with the SIR Merger and STAR III Merger (described below), the Former Advisor exchanged the Convertible Stock for new non-participating, non-voting Class A convertible stock (the “Class A Convertible Stock”). In connection with the Internalization Transaction (described below), the Company repurchased the Class A Convertible Stock for $1,000. See Note 8 (Stockholders’ Equity) for further details.

The Company owns and operates a diverse portfolio of multifamily properties located in targeted markets throughout the United States. As of December 31, 2020, the Company owned 69 multifamily properties comprising a total of 21,567 apartment homes and three parcels of land held for the development of apartment homes. The Company may acquire additional multifamily properties or pursue multifamily developments in the future. For more information on the Company’s real estate portfolio, see Note 4 (Real Estate).

Public Offering

On December 30, 2013, the Company commenced its initial public offering to offer a maximum of 66,666,667 shares of common stock for sale to the public at an initial price of $15.00 per share (with discounts available for certain categories of purchasers) (the “Primary Offering”). The Company also registered up to 7,017,544 shares of common stock for sale pursuant to the Company’s distribution reinvestment plan (the “DRP,” and together with the Primary Offering, the “Public Offering”) at an initial price of $14.25 per share. The Company terminated its Public Offering on March 24, 2016, but continues to offer shares of common stock pursuant to the DRP. As of the termination of the Primary Offering on March 24, 2016, the Company had sold 48,625,651 shares of common stock in the Public Offering for gross proceeds of $724,849,631, including 1,011,561 shares of common stock issued pursuant to the DRP for gross offering proceeds of $14,414,752. On May 4, 2020, the Company registered up to 10,000,000 shares of common stock for sale pursuant to the DRP at an initial price of $15.23 per share. As of December 31, 2020, the Company had issued 111,665,117 shares of common stock for gross offering proceeds of $1,718,029,727, including 8,035,037 shares of common stock issued pursuant to the DRP for gross offering proceeds of $120,300,569. Additionally, the Company issued 56,016,053 shares of common stock issued in connection with the Mergers described below.

On April 17, 2020, the Company’s board of directors determined an estimated value per share of the Company’s common stock of $15.23 as of March 6, 2020 (unaudited). In connection with the determination of an updated estimated value per share, the Company’s board of directors revised the price per share for the DRP to $15.23, effective May 1, 2020. On March 9, 2021, the Company’s board of directors determined an estimated value per share of the Company’s common stock of $15.55 as of December 31, 2020 (unaudited). In connection with the determination of an updated estimated value per share, the Company’s board of directors revised the price per share for the DRP to $15.55, effective April 1, 2021. The Company’s board of directors may again, from time to time, in its sole discretion, change the price at which the Company offers shares pursuant to the DRP to reflect changes in the Company’s estimated value per share and other factors that the Company’s board of directors deems relevant.

Merger with Steadfast Income REIT, Inc.

On August 5, 2019, the Company, Steadfast Income REIT, Inc. (“SIR”), Steadfast Apartment REIT Operating Partnership, L.P., a wholly-owned subsidiary of the Company (the “STAR Operating Partnership”), Steadfast Income REIT Operating Partnership, L.P., the operating partnership of SIR (“SIR OP”), and SI Subsidiary, LLC, a wholly-owned subsidiary of the Company (“SIR Merger Sub”), entered into an Agreement and Plan of Merger (the “SIR Merger Agreement”). Pursuant to the terms and conditions of the SIR Merger Agreement, on March 6, 2020, SIR merged with and into SIR Merger Sub with SIR Merger Sub surviving the merger (the “SIR Merger”). Following the SIR Merger, SIR Merger Sub, as the surviving entity, continued as the Company’s wholly-owned subsidiary. In accordance with the applicable provisions of the Maryland General Corporation Law (“MGCL”), the separate existence of SIR ceased.

At the effective time of the SIR Merger, each issued and outstanding share of SIR common stock (or a fraction thereof), $0.01 par value per share, converted into 0.5934 shares of the Company’s common stock.

Merger with Steadfast Apartment REIT III, Inc.

On August 5, 2019, the Company, Steadfast Apartment REIT III, Inc. (“STAR III”), the STAR Operating Partnership, Steadfast Apartment REIT III Operating Partnership, L.P., the operating partnership of STAR III (the “STAR III OP”), and SIII Subsidiary, LLC, a wholly-owned subsidiary of the Company (“STAR III Merger Sub”), entered into an Agreement and Plan of Merger (the “STAR III Merger Agreement”). Pursuant to the terms and conditions of the STAR III Merger Agreement, on March 6, 2020, STAR III merged with and into STAR III Merger Sub with STAR III Merger Sub surviving the merger (the “STAR III Merger,” and together with the SIR Merger, the “Mergers”). Following the STAR III Merger, STAR III Merger Sub, as the surviving entity, continued as a wholly-owned subsidiary of the Company. In accordance with the applicable provisions of the MGCL, the separate existence of STAR III ceased.

At the effective time of the STAR III Merger, each issued and outstanding share of STAR III common stock (or a fraction thereof), $0.01 par value per share, was converted into 1.430 shares of the Company’s common stock.

Combined Company

Through the Mergers, the Company acquired 36 multifamily properties with 10,166 apartment homes and a 10% interest in one unconsolidated joint venture that owned 20 multifamily properties with a total of 4,584 apartment homes, all of which had a gross real estate value of approximately $1.5 billion. The combined company after the Mergers retained the name “Steadfast Apartment REIT, Inc.” Each merger qualified as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). For more information on the Mergers, see Note 4 (Real Estate).

Pre-Internalization Operating Partnerships Mergers

On August 28, 2020, pursuant to an Agreement and Plan of Merger (the “SIR OP/STAR OP Merger Agreement”), the STAR Operating Partnership merged with and into the SIR OP (the “SIR OP/STAR OP Merger”). The SIR OP/STAR OP Merger is treated for U.S. federal income tax purposes as a tax-deferred contribution by the Company of all of the assets and liabilities of STAR Operating Partnership to SIR OP under Section 721(a) of the Internal Revenue Code.

Immediately following the consummation of the SIR OP/STAR OP Merger, on August 28, 2020, pursuant to an Agreement and Plan of Merger (the “Operating Partnership Merger Agreement”), STAR III OP merged with and into SIR OP (the “Operating Partnership Merger” and together with the SIR OP/STAR OP Merger, the “Operating Partnership Mergers”). The Operating Partnership Merger is treated as an “asset over partnership merger” governed by Treasury Regulations Section 1.708-1(c)(3)(i), with SIR OP being the “resulting partnership” and STAR III OP terminating.

On August 28, 2020, SIR OP changed its name to “Steadfast Apartment REIT Operating Partnership, L.P.” (the “Current Operating Partnership”). In addition, on August 28, 2020, prior to completion of the Operating Partnership Mergers, the Company acquired STAR III Merger Sub. On August 28, 2020, SIR Merger Sub, as the initial general partner of the Current Operating Partnership, transferred all of its general partnership interests to the Company, and the Company was admitted as a substitute general partner of the Current Operating Partnership.

On August 28, 2020, the Company, Steadfast Income Advisor, LLC, the initial limited partner of the Current Operating Partnership (“SIR Advisor”), Steadfast Apartment Advisor III, LLC, a Delaware limited liability company and the special limited partner of the Current Operating Partnership (“STAR III Advisor”), Wellington VVM LLC, a Delaware limited liability company and limited partner of the Current Operating Partnership (“Wellington”), and Copans VVM, LLC, a Delaware limited liability company and limited partner of the Current Operating Partnership (“Copans” and together with “Wellington”, “VV&M”), entered into a Second Amended and Restated Agreement of Limited Partnership of Steadfast Apartment REIT Operating Partnership, L.P. (the “Second A&R Partnership Agreement”) in order to, among other things, reflect the consummation of the Operating Partnership Mergers. The purpose of the Operating Partnership Mergers was to simplify the Company’s corporate structure so that the Company has a single operating partnership that is a direct subsidiary of the Company.

Internalization Transaction

On August 31, 2020, the Current Operating Partnership and the Company entered into a series of transactions and agreements (such transactions and agreements hereinafter collectively referred to as the “Internalization Transaction”), with SRI, which provided for the internalization of the Company’s external management functions previously provided by the Former Advisor and its affiliates. Prior to the Closing (as defined herein), which took place contemporaneously with the execution of the Contribution & Purchase Agreement (as defined herein) on August 31, 2020 (the “Closing”), Steadfast Investment Properties, Inc., a California corporation (“SIP”), Steadfast REIT Services, Inc., a California corporation (“REIT Services”), and their respective affiliates owned and operated all of the assets necessary to operate the Company and its subsidiaries as a self-managed company and employed all the employees necessary to operate as a self-managed company.

Pursuant to a Contribution and Purchase Agreement (the “Contribution & Purchase Agreement”) between the Company, the Current Operating Partnership and SRI, SRI contributed to the Current Operating Partnership all of the membership interests in STAR RS Holdings, LLC, a Delaware limited liability company (“SRSH”), and the assets and rights necessary to operate as a self-managed company in all material respects, and the liabilities associated with such assets and rights in exchange for $124,999,000, which was paid as follows: (1) $31,249,000 in cash and (2) 6,155,613.92 Class B OP units of limited partnership interests in the Current Operating Partnership (the “Class B OP Units”) having the agreed value set forth in the Contribution & Purchase Agreement of $15.23 per Class B OP Unit at the time of the transaction. In addition, the Company purchased all of the Class A convertible shares of the Company held by the Former Advisor for $1,000. As a result of the Internalization Transaction, the Company became self-managed and acquired components of the advisory, investment management and property management operations of the Former Advisor by hiring the Transferring Employees (as defined in the Contribution & Purchase Agreement), who comprise the workforce necessary for the management and day-to-day real estate and accounting operations of the Company and the Current Operating Partnership. The Former Advisor is owned by SRI, the Company’s former sponsor. Mr. Emery, the Company’s Chairman of the board of directors and Chief Executive Officer, owns an 48.6% interest in Steadfast Holdings, the largest owner of SRI.

Concurrently with, and as a condition to the execution and delivery of the Contribution & Purchase Agreement, the Company, through STAR REIT Services, LLC, a Delaware limited liability company and indirect subsidiary of the Company (“SRS”), entered into employment agreements with certain key employees. For more information on the Internalization Transaction, see Note 3 (Internalization Transaction).

The Former Advisor

Prior to the Internalization Transaction, the Company was externally managed by the Former Advisor, pursuant to the Amended and Restated Advisory Agreement effective as of March 6, 2020, by and between the Company and the Former Advisor (as may be amended, the “Advisory Agreement”). On August 31, 2020, prior to the Closing, the Company, the Former Advisor and the Current Operating Partnership entered into a Joinder Agreement (the “Joinder Agreement”) pursuant to which the Current Operating Partnership became a party to the Advisory Agreement. On August 31, 2020, prior to the Closing, the Former Advisor and the Company entered into the First Amendment to the Amended and Restated Advisory Agreement in order to remove certain restrictions in the Advisory Agreement related to business combinations and to provide that any amounts accrued to the Former Advisor commencing on September 1, 2020 are paid in cash to the Former Advisor by the Current Operating Partnership (the “First Amendment”). In connection with the Internalization Transaction, SRS assumed the rights and obligations of the Advisory Agreement from the Former Advisor.

The Current Operating Partnership

Substantially all of the Company’s business is conducted through the Current Operating Partnership. The Company is the sole general partner of the Current Operating Partnership. The Current Operating Partnership owns, directly or indirectly, all of the properties that the Company has acquired. As of December 31, 2020, the Company owned approximately 94% of the operating partnership units of the Current Operating Partnership. As a result of  the Internalization Transaction, SRI owns approximately 5% of the OP Units of the Current Operating Partnership, including approximately 6,155,613.92 Class B OP Units owned by SRI as of December 31, 2020. The remaining approximate 1% of the OP Units are owned by VV&M, unaffiliated third parties. The Current Operating Partnership may conduct certain activities through the Company’s taxable REIT subsidiary, which is an indirect wholly-owned subsidiary of the Current Operating Partnership. As a condition to the Closing, on August 31, 2020, the Company, as the general partner and parent of the Current Operating Partnership, SRI and VV&M entered into a Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”) to restate the Second A&R Partnership Agreement in order to, among other things, remove references to the limited partner interests previously held by SIR Advisor and STAR III Advisor, reflect the consummation of the contribution, and designate Class B OP Units that were issued as consideration pursuant to the Internalization Transaction.

The Operating Partnership Agreement provides that the Current Operating Partnership is operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the Current Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Current Operating Partnership being taxed as a corporation.

2.	Summary of Significant Accounting Policies

There have been no significant changes to the Company’s accounting policies since it filed its audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019, other than the Financial Accounting Standards Board (“FASB”) Staff Q&A related to Accounting Standards Codification (“ASC”) 842: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic (the “ASC 842 Q&A”) and noncontrolling interest accounted for in accordance with ASC 810, Consolidation (“ASC 810”), each as further described below.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, the Current Operating Partnership and its wholly-owned subsidiaries. The portion of an entity not wholly-owned by the Company is presented as noncontrolling interest. All significant intercompany balances and transactions are eliminated in consolidation. The financial statements of the Company’s subsidiaries are prepared using accounting policies consistent with those of the Company.

The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the FASB, ASC and the rules and regulations of the SEC. Number of apartment homes, square footage, occupancy and certain other measures used to describe real estate included in the notes to the consolidated financial statements are presented on an unaudited basis.

Noncontrolling interests

Noncontrolling interests represent the portion of equity that the Company does not own in an entity that is consolidated. The Company’s noncontrolling interests are comprised of Class A-2 operating partnership units (“Class A-2 OP Units”) in STAR III OP, the Company’s then- indirect subsidiary, which merged with and into the Current Operating Partnership pursuant to the OP Merger described in Note 1 (Organization and Business), and Class B OP Units of the Current Operating Partnership. The Company accounts for noncontrolling interests in accordance with ASC 810. In accordance with ASC 810, the Company reports noncontrolling interests in subsidiaries within equity in the consolidated financial statements, but separate from stockholders’ equity. In accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), noncontrolling interests that are determined to be redeemable are carried at their fair value or redemption value as of the balance sheet date and reported as liabilities or temporary equity depending on their terms. A noncontrolling interest that fails to qualify as permanent equity will be reclassified as a liability or temporary equity. As of December 31, 2020, the Company’s noncontrolling interests qualified as permanent equity. There were no noncontrolling interests in 2019. For more information on the Company’s noncontrolling interest, see Note 9 (Noncontrolling Interest).

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Real Estate Assets

Depreciation and Amortization

Real estate costs related to the development, construction and improvement of properties are capitalized. Acquisition costs related to business combinations are expensed as incurred. Acquisition costs related to asset acquisitions are capitalized. Repair and maintenance and tenant turnover costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life and anticipates the estimated useful lives of assets by class to be generally as follows:

Buildings	27.5 years
Building improvements	5 - 25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related lease
Furniture, fixtures, and equipment	5-10 years

Real Estate Purchase Price Allocation

Upon the acquisition of real estate properties or other entities owning real estate properties, the Company evaluates whether the acquisition is a business combination or an asset acquisition under ASC 805, Business Combinations (“ASC 805”). For both business combinations and asset acquisitions the Company allocates the purchase price of real estate properties to acquired tangible assets, consisting of land, buildings and improvements, and acquired intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases. For asset acquisitions, the Company capitalizes transaction costs and allocates the purchase price using a relative fair value method allocating all accumulated costs. For business combinations, the Company expenses transaction costs incurred and allocates the purchase price based on the estimated fair value of each separately identifiable asset and liability. Acquisition fees and costs associated with transactions determined to be asset acquisitions are capitalized in total real estate, net in the accompanying consolidated balance sheets. For the year ended December 31, 2020, all of the Company’s acquisitions of real estate properties and the Mergers were determined to be asset acquisitions.

The fair values of the tangible assets of an acquired property (which includes land, buildings and improvements) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings and improvements based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease including any fixed rate bargain renewal periods, with respect to a below-market lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values are amortized as an adjustment of rental revenue over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental revenue over the remaining terms of the respective leases, including any fixed rate bargain renewal periods. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above-market and below-market in-place lease values related to that lease would be recorded as an adjustment to rental revenue.

The fair values of in-place leases include an estimate of direct costs associated with obtaining a new resident and opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new resident include commissions and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These lease intangibles are amortized to depreciation and amortization expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

Impairment of Real Estate Assets

The Company accounts for its real estate assets in accordance with ASC 360, Property, Plant and Equipment (“ASC 360”). ASC 360 requires the Company to continually monitor events and changes in circumstances that could indicate that the carrying amounts of the Company’s real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. Based on this analysis, if the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company records an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. If any assumptions, projections or estimates regarding an asset changes in the future, the Company may have to record an impairment to reduce the net book value of such individual asset. The Company continues to monitor events in connection with the recent outbreak of the novel Coronavirus (“COVID-19”) and evaluates any potential indicators that could suggest that the carrying value of its real estate investments and related intangible assets and liabilities may not be recoverable. The Company recorded an impairment charge related to two of its real estate assets during the year ended December 31, 2020. No impairment loss was recorded in 2019. See Note 4 (Real Estate) for details.

Properties Held for Sale

The Company classifies certain long-lived assets as held for sale once the criteria, as defined by GAAP, have been met and are expected to sell within one year. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell, with any write-down recorded to impairment loss on the consolidated statements of operations. Depreciation and amortization is not recorded for assets classified as held for sale. As of each of December 31, 2020 and 2019, the Company classified zero and one real estate assets, respectively, as held for sale, as presented on its consolidated balance sheets. See Note 4 (Real Estate) for details.

Goodwill

Goodwill represents the excess of consideration paid over the fair value of underlying identifiable net assets of a business acquired. The Company’s goodwill has an indeterminate life and is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company takes a qualitative approach to consider whether an impairment of goodwill exists prior to quantitatively determining the fair value of the reporting unit in step one of the impairment test. The Company recorded goodwill during the year ended December 31, 2020, in connection with the Internalization Transaction. See Note 3 (Internalization Transaction) for details. The Company performed its annual assessment on October 1, 2020.

Revenue recognition - operating leases

The majority of the Company’s revenue is derived from rental revenue, which is accounted for in accordance with ASC 842, Leases (“ASC 842”). The Company leases apartment homes under operating leases with terms generally of one year or less. Generally, credit investigations are performed for prospective residents and security deposits are obtained. In accordance with ASC 842, the Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is probable and records amounts expected to be received in later years as deferred rent receivable. For lease arrangements when it is not probable that the Company will collect all or substantially all of the remaining lease payments under the term of the lease, rental revenue is limited to the lesser of the rental revenue that would be recognized on a straight-line basis (as applicable) or the lease payments that have been collected from the lessee. Differences between rental revenue recognized and amounts contractually due under the lease agreements are credited or charged to straight-line rent receivable or straight-line rent liability, as applicable. Tenant reimbursements for common area maintenance and other recoverable expenses, are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements for common area maintenance are accounted for as variable lease payments and are recorded as rental income on the Company’s consolidated statement of operations.

Rents and Other receivables

In accordance with ASC 842, the Company makes a determination of whether the collectability of the lease payments in an operating lease is probable. If the Company determines the lease payments are not probable of collection, the Company would fully reserve for any contractual lease payments, deferred rent receivable, and variable lease payments and would recognize rental income only if cash is received. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of residents in developing these estimates. Due to the short-term nature of the operating leases, the Company does not maintain a deferred rent receivable related to the straight-lining of rents. Any changes to the Company’s collectability assessment are reflected as an adjustment to rental income.

Residents’ payment plans due to COVID-19

In April, 2020, the FASB issued the ASC 842 Q&A to respond to some frequently asked questions about accounting for lease concessions related to the effects of the COVID-19 pandemic. Under ASC 842, modified terms and conditions of a company’s existing lease contracts, such as, changes to lease payments, may affect the economics of the lease for the remainder of the term and are generally accounted for as lease modifications. Some contracts may contain explicit or implicit enforceable rights and obligations that require lease concessions if certain circumstances arise that are beyond the control of the parties to the contract. If a lease contract provides enforceable rights and obligations for concessions in the contract and no changes are made to that contract, the concessions are not considered a ‘lease modification’ pursuant to ASC 842. This means both the lessor and lessee need not remeasure and reallocate the consideration in the lease contract, reassess the lease term or reassess lease classification and lease liability, provided that the concessions are considered to be a separate contract. If concessions granted by lessors are beyond the enforceable rights and obligations in the contract, entities would generally account for those concessions in accordance with the lease modification guidance in ASC 842 as described above.

The FASB staff has been made aware that, given the unprecedented and global nature of the COVID-19 pandemic, it may be exceedingly challenging for entities to determine whether existing contracts provide enforceable rights and obligations for lease concessions and, if so, whether those concessions are consistent with the terms of the contract or are modifications to a contract.

Consequently, for concessions related to the effects of the COVID-19 pandemic, an entity will not have to analyze each contract to determine whether enforceable rights and obligations for concessions exist in the contract and can elect to apply or not apply the lease modification guidance under ASC 842 to those contracts. Entities may make the elections for any lessor-provided concessions related to the effects of the COVID-19 pandemic (e.g., deferrals of lease payments, reduced future lease payments) as long as the concession does not result in a substantial increase in the rights of the lessor or the obligations of the lessee. In addition to that, for concessions that provide a deferral of payments with no substantive changes to the consideration in the original contract, the FASB allows entities to account for the concessions as if no changes to the lease contract were made. Under this method, a lessor would increase its lease receivable and continue to recognize income.

During the fiscal quarter ended June 30, 2020, the Company instituted payment plans for its residents that were experiencing hardship due to COVID-19, which the Company refers to as the “COVID-19 Payment Plan.” Pursuant to the COVID-19 Payment Plan, the Company allowed qualifying residents to defer their rent, which is collected by the Company in monthly installment payments over the duration of the current lease or renewal term (which may not exceed 12 months). Additionally, for the months of May and June 2020, the Company began providing certain qualifying residents with a one-time concession to incentivize their performance under the payment plan. If the qualifying resident fails to make payments pursuant to the COVID-19 Payment Plan, the concession is immediately terminated, and the qualifying resident is required to immediately repay the amount of the concession. The Company did not offer residents any other payment plans during the remaining months in fiscal year 2020 due to the reduced demand of such payment plans.

In January and February of 2021, the Company offered an extension to the COVID-19 Payment Plan (the “Extension Plan”), that allows eligible residents to defer their rent, which is collected by the Company in monthly installment payments over the lesser of the duration of the current lease term or a maximum of three months (with the exception of certain states that allow a maximum of six months deferral). Under the Extension Plan, no concessions are offered for residents with a payment plan duration of two months or less and residents who opted for the COVID-19 Payment Plan are not eligible to participate in the Extension Plan unless they paid off the amounts due under the COVID-19 Payment Plan.

During the three months ended September 30, 2020, the Company initiated a Debt Forgiveness Program for certain qualifying residents that were experiencing hardship due to COVID-19 and who were in default of their lease payments (the “Debt Forgiveness Program”). Pursuant to the Debt Forgiveness Program, the Company is offering qualifying residents an opportunity to terminate their lease without being liable for any unpaid rent and penalties. The Company determined that accounts receivable related to the Debt Forgiveness Program are not probable of collection and therefore included these accounts in its reserve.

The Company elected not to evaluate whether the COVID-19 Payment Plans and the Debt Forgiveness Program are lease modifications and therefore the Company’s policy is to account for the lease contracts with COVID-19 Payment Plans and Debt Forgiveness Program as if no lease modifications occurred. Under this accounting method, a lessor with an operating lease may account for the concession (which in this case only applies to the COVID-19 Payment Plans) by continuing to recognize a lease receivable until the rental payment is received from the lessee at the revised payment date. If it is determined that the lease receivable is not collectable, the Company would treat that lease contract on a cash basis as defined in ASC 842. As of December 31, 2020 and 2019, the Company reserved  $2,245,067 and $0 of accounts receivables, respectively, which are considered not probable for collection.

Investments in Unconsolidated Joint Ventures

The Company accounted for investments in unconsolidated joint venture entities in which it would have exercised significant influence over, but did not control, using the equity method of accounting. Under the equity method, the investment was initially recorded at cost including an outside basis difference, which represented the difference between the purchase price the Company paid for its investment in the joint venture and the book value of the Company’s equity in the joint venture, and subsequently adjusted it to reflect additional contributions or distributions, the Company’s proportionate share of equity in the joint venture’s earnings (loss) and amortization of the outside basis difference. The Company recognized its proportionate share of the ongoing income or loss of the unconsolidated joint venture as equity in earnings (loss) of unconsolidated joint venture on the consolidated statements of operations. On a quarterly basis, the Company evaluated its investment in an unconsolidated joint venture for other-than-temporary impairments. The Company recorded an other-than-temporary impairment (“OTTI”) on its investment in unconsolidated joint venture of $2,442,411 during the year ended December 31, 2020. No OTTI was recorded in the year ended December 31, 2019. See Note 5 (Investment in Unconsolidated Joint Venture) for details. The Company elected the cumulative earnings approach to classify cash receipts from the unconsolidated joint venture on the accompanying consolidated statements of cash flows.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value. As of December 31, 2020 and 2019, the Company had amounts in excess of federally insured limits in deposit accounts with a financial institution. The Company limits such deposits to financial institutions with high credit standing.

Restricted Cash

Restricted cash represents those cash accounts for which the use of funds is restricted by loan covenants, cash that is deposited with a qualified intermediary for reinvestment pursuant to Section 1031 of the Internal Revenue Code and a cash account established in connection with a letter of credit to fund future workers compensation claims. As of December 31, 2020, the Company had a restricted cash balance of $38,998,980, which represented amounts set aside as impounds for future property tax payments, property insurance payments and tenant improvement payments as required by agreements with the Company’s lenders as well as an amount set aside in connection with a letter of credit. As of December 31, 2019, the Company had a restricted cash balance of $73,614,452, which included $36,740,983 in allocated loan amounts held by the lender of the Company’s master credit facility as collateral for two properties sold during the year ended December 31, 2019, $24,720,969 of cash proceeds from the sale of two properties that were being held by qualified intermediaries, and $12,152,500 related to amounts set aside as impounds for future property tax payments, property insurance payments and tenant improvement payments as required by agreements with the Company lenders.

The following table represents the components of the cash, cash equivalents and restricted cash presented on the accompanying consolidated statements of cash flows for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Cash and cash equivalents	$258,198,326	$74,806,649
Restricted cash	38,998,980	73,614,452
Other assets related to real estate held for sale	—	118,570
Total cash, cash and cash equivalents and restricted cash	$297,197,306	$148,539,671

Deferred Financing Costs

The Company capitalizes deferred financing costs such as commitment fees, legal fees and other third-party costs associated with obtaining commitments for financing that result in a closing of such financing, as a contra liability against the respective outstanding debt balance. The Company amortizes these costs over the terms of the respective financing agreements using the effective interest method. The Company expenses unamortized deferred financing costs when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Fair Value Measurements

Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other assets and liabilities at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;
•

Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, the Company utilizes quoted market prices from an independent third-party source to determine fair value and will classify such items in Level 1 or Level 2. In instances where the market is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines the market for a financial instrument owned by the Company to be illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and will establish a fair value by assigning weights to the various valuation sources. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. There were no transfers between the levels in the fair value hierarchy during the year ended December 31, 2020 and 2019.

The following describes the valuation methodologies used by the Company to measure fair value, including an indication of the level in the fair value hierarchy in which each asset or liability is generally classified.

Interest rate cap agreements - The Company has entered into certain interest rate cap agreements. These derivatives are recorded at fair value. Fair value was based on a model-driven valuation using the associated variable rate curve and an implied market volatility, both of which were observable at commonly quoted intervals for the full term of the interest rate cap agreements. Therefore, the Company’s interest rate cap agreements were classified within Level 2 of the fair value hierarchy and are included in other assets in the accompanying consolidated balance sheets. Changes in the fair value of the interest rate cap agreements are recorded as interest expense in the accompanying consolidated statements of operations.

The following tables reflect the Company’s assets required to be measured at fair value on a recurring basis on the consolidated balance sheets:

	December 31, 2020
	Fair Value Measurements Using
	Level 1	Level 2	Level 3
Recurring Basis:
Assets:
Interest rate cap agreements(1)	$—	$7,852	$—

	December 31, 2019
	Fair Value Measurements Using
	Level 1	Level 2	Level 3
Recurring Basis:
Assets:
Interest rate cap agreements(1)	$—	$132	$—

_________________

(1)	See Note 14 (Derivative Financial Instruments) for a discussion of the interest rate cap agreements used to manage the exposure to interest rate movement on the Company’s variable rate loans.

Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

Fair Value of Financial Instruments

The accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued liabilities, distributions payable, distributions payable to affiliates, due to affiliates and notes payable.

The Company considers the carrying value of cash and cash equivalents, restricted cash, rents and other receivables, accounts payable and accrued liabilities and distributions payable to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization. The fair value of amounts due from affiliates, amounts due to affiliates and distributions payable to affiliates is not determinable due to the related party nature of such amounts. The Company has determined that its notes payable, net are classified as Level 3 within the fair value hierarchy.

The fair value of the notes payable, net is estimated using a discounted cash flow analysis using borrowing rates available to the Company for debt instruments with similar terms and maturities. As of December 31, 2020 and 2019, the fair value of the notes payable was $2,246,242,677 and $1,153,445,768, respectively, compared to the carrying value of $2,129,245,671 and $1,108,559,045, respectively.

Distribution Policy

The Company elected to be taxed, and currently qualifies, as a REIT commencing with the taxable year ended December 31, 2014. To maintain its qualification as a REIT, the Company intends to make distributions each taxable year equal to at least 90% of its REIT taxable income (which is determined without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). Distributions declared during the year ended December 31, 2020, were based on daily record dates and calculated at a rate of $0.002459 per share per day during the period from January 1, 2020 to December 31, 2020.

Distributions to stockholders are determined by the board of directors of the Company and are dependent upon a number of factors relating to the Company, including funds available for the payment of distributions, financial condition, the timing of property acquisitions, capital expenditure requirements and annual distribution requirements in order for the Company to qualify as a REIT under the Internal Revenue Code. During each of the years ended December 31, 2020 and 2019, the Company declared distributions totaling $0.900 per share of common stock, respectively. On January 12, 2021, the Company’s board of directors determined to reduce the annual distribution payment to $0.525 per share commencing on February 1, 2021 and ending February 28, 2021, which was extended through April 30, 2021. The distributions will be equal to $0.001438 per share of the Company’s common stock per day.

Operating Expenses

Pursuant to the Company’s Articles of Amendment and Restatement (as supplemented, the “Charter”), the Company is limited in the amount of certain operating expenses it may record on a rolling four-quarter basis to the greater of 2% of average invested assets and 25% of net income. Operating expenses include all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company, excluding expenses of raising capital, interest payments, taxes, property operating expenses, non-cash expenditures, incentive fees, acquisition fees and expenses and investment management fees. During the four quarters ended December 31, 2020, the Company recorded operating expenses of $29,592,377, which includes $3,299,465 incurred by the Former Advisor and affiliates of the Company, on behalf of the Company, none of which was in excess of the 2%/25% limitation, and are included in general and administrative expenses in the accompanying consolidated statements of operations. Operating expenses of $158,723 remain payable and are included in due to affiliates in the accompanying consolidated balance sheet as of December 31, 2020.

Lessee Accounting

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which requires leases with original lease terms of more than 12 months to be recorded on the balance sheet. For leases with terms greater than 12 months, a right-of-use (“ROU”) lease asset and a lease liability are recognized on the balance sheet at commencement date based on the present value of lease payments over the lease term.

Lease renewal or termination options are included in the lease asset and lease liability only if it is reasonably certain that the option to extend or to terminate would be exercised. As the implicit rate in most leases are not readily determinable, the Company’s incremental borrowing rate for each lease at commencement date is used to determine the present value of lease payments. Consideration is given to the Company’s recent debt financing transactions, as well as publicly available data for instruments with similar characteristics, adjusted for the respective lease term, when estimating incremental borrowing rates. Lease expense is recognized over the lease term based on an effective interest method for finance leases and on a straight-line basis for operating leases. On January 1, 2019, the Company adopted ASU 2016-02 and its related amendments (collectively, “ASC 842”) using the modified retrospective method. The Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company to carry forward its original assessment of (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. The Company also elected the practical expedient that allows lessees the option to account for lease and non-lease components together as a single component for all classes of underlying assets. See Note 15 (Leases).

Equity-Based Compensation

The Company’s stock-based compensation consists of restricted stock issued to key employees of the Company, in addition to the Company’s independent directors. The Company accounts for equity-based compensation awards using the fair value method, which requires an estimate of fair value of the award at the time of grant and recognized on a straight-line basis over the requisite service period of the awards. The compensation expense is adjusted for actual forfeitures upon occurrence. Equity-based compensation is classified within general and administrative expenses in the consolidated statements of operations.

Per Share Data

Basic loss per share attributable to common stockholders for all periods presented are computed by dividing net loss by the weighted average number of shares of the Company’s common stock outstanding for each class of shares outstanding during the period. Diluted loss per share is computed based on the weighted average number of shares of the Company’s common stock and all potentially dilutive securities, if any. Distributions declared per common share assume each share was issued and outstanding each day during the period or based upon the two-class method, whichever is more dilutive. Nonvested shares of the Company’s restricted common stock give rise to potentially dilutive shares of the Company’s common stock but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during the period.

In accordance with FASB ASC Topic 260-10-45, Earnings Per Share, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. The undistributed earnings are allocated to all outstanding common shares based on the relative percentage of each class of shares to the total number of outstanding shares.

Income Taxes

The Company elected to be taxed, and currently qualifies, as a REIT under the Internal Revenue Code and has operated as such commencing with the taxable year ended December 31, 2014. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including the requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. As a result of the Mergers, the Current Operating Partnership could be liable for state or local tax liabilities. Subsequent to the Internalization Transaction, the Company formed STAR TRS, Inc. (the “TRS”), a taxable REIT subsidiary that is a wholly owned indirect subsidiary of the Current Operating Partnership, that did not elect to qualify as a REIT and is therefore subject to federal and state income taxes. If the Company fails to qualify as a REIT in any taxable year, it would be subject to federal income tax on its taxable income at regular corporate income tax rates and generally would not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company believes it is organized and operates in such a manner as to qualify for treatment as a REIT.

The Company follows ASC 740, Income Taxes, to recognize, measure, present and disclose in its accompanying consolidated financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. As of December 31, 2020 and 2019, the Company had no liabilities for uncertain tax positions that it believes should be recognized in its accompanying consolidated financial statements. Due to uncertainty regarding the realization of certain deferred tax assets, the

Company has established valuation allowances, primarily in connection with the net operating loss carryforwards related to the Company. The Company has not been assessed material interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for all open tax years ended December 31, 2020. As of December 31, 2020, the Company’s tax returns for calendar years 2019, 2018 and 2017 remain subject to examination by major tax jurisdictions.

Segment Disclosure

The Company has determined that it has one reportable segment with activities related to investing in multifamily properties. The Company’s investments in real estate are in different geographic regions, and management evaluates operating performance on an individual asset level. However, as each of the Company’s assets has similar economic characteristics, tenants and products and services, its assets have been aggregated into one reportable segment.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), and subsequent amendments to the guidance including, ASU 2018-19 in November 2018, ASU 2019-04 in April 2019, ASU 2019-05 in May 2019, ASUs 2019-10 and 2019-11 in November 2019, and ASU 2020-02 in February 2020 (as amended “ASU 2016-13”). ASU 2016-13 requires more timely recording of credit losses on loans and other financial instruments that are not accounted for at fair value through net income (loss), including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology in current GAAP. This guidance does not apply to operating lease receivables arising from operating leases, which are within the scope of ASC 842. ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption was permitted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted ASU 2016-13 on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The FASB issued ASU 2018-13 to improve the effectiveness of fair value measurement disclosures by adding, eliminating, and modifying certain disclosure requirements. The issuance of ASU 2018-13 is part of a disclosure framework project. The disclosure framework project’s objective and primary focus are to improve the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information required by GAAP that is most important to users of each entity’s financial statements. Achieving the objective of improving the effectiveness of the notes to financial statements includes: (1) the development of a framework that promotes consistent decisions by the FASB board about disclosure requirements and (2) the appropriate exercise of discretion by reporting entities. The amendments in ASU 2018-13 modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting-Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. ASU 2018-13 removed certain disclosure requirements under Topic 820 such as the disclosure requirements of the valuation process for level 3 fair value measurements and modified and added certain of the disclosure requirements in Topic 820. ASU 2018-13 requires prospective and retrospective application depending on the amendment and is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption was permitted. The Company adopted ASU 2016-13 on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815, (“ASU 2020-01”), which clarifies the interaction between the accounting for equity securities under Topic 321, the accounting for equity method investments in Topic 323, and the accounting for certain forward contracts and purchased options in Topic 815. ASU 2020-01 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The amendments in ASU 2020-01 should be applied prospectively. The Company is currently assessing the impact of ASU 2020-01 on its consolidated financial statements and does not expect a material impact on its consolidated financial statements and related disclosures from the adoption of ASU 2020-01.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”) and a subsequent amendment to the guidance, ASU 2021-01 in January 2021. ASU 2020-04 provided practical expedients to address existing guidance on contract modifications and hedge accounting due to the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates (together “IBORs”) to alternative reference rates, such as the Secured Overnight Financing Rate (“SOFR”). In July 2017, the Financial Conduct Authority announced it intended to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The Company refers to this transition as reference rate reform. The first practical expedient allows companies to elect to not apply certain modification accounting requirements to debt, derivative and lease contracts affected by reference rate reform if certain criteria are met. These criteria include the following: (i) the contract referenced an IBOR rate that is expected to be discontinued; (ii) the modified terms directly replace or have the potential to replace the IBOR rate that is expected to be discontinued; and (iii) any contemporaneous changes to other terms that change or have the potential to change the amount and timing of contractual cash flows must be related to the replacement of the IBOR rate. If the contract meets all three criteria, there is no requirement for remeasurement of the contract at the modification date or reassessment of the previous accounting determination. The second practical expedient allows companies to change the reference rate and other critical terms related to the reference rate reform in derivative hedge documentation without having to de-designate the hedging relationship. This allows for companies to continue applying hedge accounting to existing cash flow and net investment hedges. ASU 2020-04 was effective upon issuance on a prospective basis beginning January 1, 2020 and may be elected over time as reference rate reform activities occur. The Company is currently evaluating the impact ASU 2020-04 has on its debt, derivative and lease contracts that are eligible for modification relief and may apply those elections as needed.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 addresses issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. ASU 2020-06 also enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings per share guidance. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity and amends the related earnings per share guidance. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The guidance in ASU 2020-06 can be applied through a modified retrospective method of transition or a fully retrospective method of transition. The Company is currently assessing the impact of ASU 2020-06 on its consolidated financial statements and related disclosures from the adoption of ASU 2020-06.

In August 2020, the SEC issued Final Rule Release No. 33-10825, Modernization of Regulation S-K Items 101, 103 and 105, which amends certain disclosure requirements required by Regulation S-K relating to the description of business (Item 101), legal proceedings (Item 103) and risk factors (Item 105). The amendments to Item 101 will, among other things, allow the Company to provide updates regarding the business based on materiality, if it incorporates by reference disclosure from a previous SEC filing. The amendment also requires disclosures regarding the registrant’s human capital resources to the extent such disclosures would be material to an understanding of the registrant’s business. The amendments to Item 103, among other things, increase the quantitative threshold for disclosing certain environmental proceedings, and the amendments to Item 105, among other things, require a risk factors summary if the risk factors section is longer than 15 pages. The Company adopted these modifications, which were effective on November 9, 2020, and included disclosures regarding human capital management and summary of risk factors in this Annual Report on Form 10-K. The adoption of the other amendments did not have a material impact on the consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements (“ASU 2020-10”). ASU 2020-10 contains improvements to GAAP by ensuring that all guidance that requires or provides an option for an entity to provide information in the notes to financial statements is codified in the disclosure section of GAAP. ASU 2020-10 also contains codifications that are varied in nature and may affect the application of the guidance in cases in which the original guidance may have been unclear. ASU 2020-10 is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company does not expect a material impact on its consolidated financial statements and related disclosures from the adoption of ASU 2020-10.

In November 2020, the SEC issued Release No. 33-10890, Amendments to Management’s Discussion and Analysis, Selected Financial Data, and Supplementary Financial Information, to simplify, modernize and enhance certain financial disclosure requirements in Regulation S-K. This amendment will become effective on February 10, 2021. Early Adoption is permitted. The Company early adopted these modifications in this Annual Report on Form 10-K. The adoption of this guidance did not have a material impact on the consolidated financial statements.

3.	Internalization Transaction

On August 31, 2020, the Current Operating Partnership and the Company completed the Internalization Transaction with SRI, which provided for the internalization of the Company’s external management functions provided by the Former Advisor and its affiliates.

Pursuant to the Contribution & Purchase Agreement between the Company, the Current Operating Partnership and SRI, SRI contributed to the Current Operating Partnership all of the membership interests in SRSH, and the assets and rights necessary to operate as a self-managed company in all material respects, and the liabilities associated with such assets and rights in exchange for $124,999,000, which was paid as follows: (1) $31,249,000 in cash consideration and (2) 6,155,613.92 Class B OP Units having the agreed value of $15.23 per Class B OP Unit at the time of the transaction. The Company also purchased all of the Class A convertible shares of the Company held by the Former Advisor for $1,000. As a result of the Internalization Transaction, the Company became self-managed and acquired the advisory, investment management and property management operations of the Former Advisor by hiring the Transferring Employees (as defined in the Contribution & Purchase Agreement), who comprise the workforce necessary for the management and day-to-day real estate and accounting operations of the Company and the Current Operating Partnership.

Fair Value of Consideration Transferred

The Company accounted for the Internalization Transaction as a business combination under the acquisition method of accounting. Pursuant to the terms of the Internalization Transaction, the following consideration was given in exchange for all of the membership interests in SRSH:

Amount
Cash consideration(1)	$31,249,000

Class B OP Units issued	6,155,613.92
Fair value per Class B OP Unit	$15.23
Fair value of OP Unit Consideration	93,750,000

Promote price(2)	1,000

Accounting value of total consideration	$125,000,000

_________________

(1)

Represents the contractual cash consideration before adjustments to reflect affiliates assets acquired in the Internalization Transaction of $2,717,634 and affiliates liabilities assumed in the Internalization Transaction of $4,701,436.

(2)	Represents the repurchase of Class A Convertible Stock by the Company.

Assets Acquired and Liabilities Assumed

The Internalization Transaction was accounted for as a business combination under the acquisition method of accounting under ASC 805, which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date.

During the year ended December 31, 2020, the Company finalized the purchase price allocation of the fair value of consideration transferred (described above) for the Internalization Transaction. The following table summarizes the finalized purchase price allocation as of the date of the Internalization Transaction:

Amount
Assets:
Accounts receivable from affiliates	$3,908,946
Finance lease right-of-use asset	20,925
Other assets	49,919
Property management agreements intangibles(1)	815,000
Operating lease right-of-use asset	1,651,415
Repurchase of Class A Convertible Stock	1,000
Goodwill	125,220,448
Total assets acquired	131,667,653
Liabilities:
Accrued personnel costs	(4,995,313)
Finance lease liability	(20,925)
Operating lease liability	(1,651,415)
Total liabilities assumed	(6,667,653)
Net assets acquired	$125,000,000

_________________

(1)

The intangible assets acquired consist of property management agreements that the Company, acting as advisor and property manager through certain subsidiaries, has with affiliates of SRI (the “SRI Property Management Agreements”). The value of the SRI Property Management Agreements was determined based on a discounted cash flow valuation of the projected revenues of the acquired agreements. The SRI Property Management Agreements are subject to an estimated useful life of one year. As of December 31, 2020, the SRI Property Management Agreements were approximately 33% amortized.

Goodwill

In connection with the Internalization Transaction, the Company recorded goodwill of $125.2 million as a result of the consideration exceeding the fair value of the net assets acquired. Goodwill represents the estimated future benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill recorded represents the Company’s acquired workforce and its ability to generate additional opportunities for revenue and raise additional funds.

Pro Forma Financial Information (unaudited)

The following condensed pro forma operating information is presented as if the Internalization Transaction and Mergers occurred in 2019 and had been included in operations as of January 1, 2019. The operations acquired in the Internalization Transaction earned $96.5 million in revenue in 2019, approximately $93.9 million of which was earned from the Company and will be eliminated in the Company’s consolidated financial statements on a post-acquisition basis, and approximately $2.5 million of which was earned providing property management services to nine properties owned by SIP and its affiliates and will be recurring revenue to the Company resulting in an immaterial impact on the Company’s net loss of approximately $0.4 million.

The pro forma operating information excludes certain nonrecurring adjustments, such as acquisition fees and expenses incurred, to reflect the pro forma impact the acquisition would have on earnings on a continuous basis:

	Year Ended December 31,
	2020	2019
Revenue	$303,851,813	$323,258,776
Net income (loss)(1)(2)	$(109,151,163)	$29,545,827
Net income (loss) attributable to noncontrolling interests	$(5,759,798)	$1,585,124
Net income (loss) attributable to common stockholders(3)	$(103,391,365)	$27,960,703
Net income (loss) attributable to common stockholders per share - basic and diluted	$(1.04)	$0.26

_________________

(1)

The incremental cost of hiring the existing workforce responsible for the Company’s real estate management and operations of $17,906,923 and $17,742,481, was included in pro forma expenses in arriving at the pro forma net income/(loss) for the years ended December 31, 2020 and 2019, respectively. The pro forma impact of the Internalization Transaction on the Company’s historical results of operations based on the historical net income of SRI and its affiliates was $19,083,158 for the year ended December 31, 2019.

(2)

Contemporaneously with the closing of the Internalization Transaction, the Company hired 634 employees, previously employed by SRI and its affiliates, to operate all of the assets necessary to operate the business of the Company.

(3)	Amount is net of net income (loss) attributable to noncontrolling interests and distributions to preferred shareholders.

4.	Real Estate

Current Period Acquisitions

During the year ended December 31, 2020, the Company acquired 42 real estate properties, all of which were determined to be asset acquisitions, including 36 real estate properties acquired in the Mergers, two parcels of land for the development of apartment homes and four real estate properties, three of which were acquired through exchanges pursuant to Section 1031 of the Internal Revenue Code.

The following is a summary of real estate properties acquired during the year ended December 31, 2020:

					Purchase Price Allocation
Property Name	Location	Purchase Date	Properties	Homes	Land	Buildings and Improvements	Tenant Origination and Absorption Costs	Below Market Leases	Discount (Premium) on Assumed Liabilities	Total Purchase Price
Eleven10 @ Farmers Market	Dallas, TX	1/28/2020	1	313	$10,574,569	$50,026,284	$1,463,076	$—	$—	$62,063,929
Patina Flats at the Foundry	Loveland, CO	2/11/2020	1	155	2,463,617	41,537,960	1,184,050	(61,845)	—	45,123,782
SIR Merger(1)	Various	3/6/2020	27	7,527	114,377,468	959,337,747	27,027,759	—	1,391,489	1,102,134,463
STAR III Merger(1)	Various	3/6/2020	9	2,639	58,056,275	411,461,858	10,041,373	—	(5,802,045)	473,757,461
Arista at Broomfield	Broomfield, CO	3/13/2020	1	—	7,283,803	1,301,972	—	—	—	8,585,775
VV&M	Dallas, TX	4/21/2020	1	310	8,207,057	51,299,734	1,407,518	—	(945,235)	59,969,074
Flatirons	Broomfield, CO	6/19/2020	1	—	8,574,704	238,485	—	—	—	8,813,189
Los Robles	San Antonio, TX	11/19/2020	1	306	5,098,903	45,338,136	1,183,797	—	—	51,620,836
			42	11,250	$214,636,396	$1,560,542,176	$42,307,573	$(61,845)	$(5,355,791)	$1,812,068,509

_________________

(1)

In connection with the Mergers, the Company capitalized transaction costs on the accompanying consolidated balance sheets of $28,145,708 under ASC 805 using a relative fair value method (the “Capitalized Transaction Costs”). Capitalized Transaction Costs of $26,515,662 and $628,691 were incurred upon the completion of the Mergers on March 6, 2020, and were allocated to the real estate acquired and investment in unconsolidated joint venture, respectively, and $1,630,046 of the Capitalized Transaction Costs, which were incurred and initially capitalized to buildings and improvements on the Company’s consolidated balance sheets as of December 31, 2019, were reallocated to the real estate acquired in the Mergers upon the completion of the Mergers.

As of December 31, 2020, the Company owned 69 multifamily properties comprising a total of 21,567 apartment homes and three parcels of land held for the development of apartment homes.

The total acquisition price of the Company’s multifamily real estate portfolio was $3,128,910,761, excluding land held for the development of apartment homes of $39,891,218. As of December 31, 2020 and 2019, the Company’s portfolio was approximately 95.4% and 94.6% occupied and the average monthly rent was $1,173 and $1,200, respectively.

As of December 31, 2020 and 2019, investments in real estate and accumulated depreciation and amortization related to the Company’s consolidated real estate properties were as follows:

	December 31, 2020
	Assets
	Land	Building and Improvements(1)	Tenant Origination and Absorption Costs	Total Real Estate Held for Investment	Real Estate Under Development	Real Estate Held for Sale
Investments in real estate	$337,322,234	$2,882,411,683	$1,752,793	$3,221,486,710	$39,891,218	$—
Less: Accumulated depreciation and amortization	—	(397,413,838)	(330,839)	(397,744,677)	—	—
Net investments in real estate and related lease intangibles	$337,322,234	$2,484,997,845	$1,421,954	$2,823,742,033	$39,891,218	$—

	December 31, 2019
	Assets
	Land	Building and Improvements(1)	Tenant Origination and Absorption Costs	Total Real Estate Held for Investment	Real Estate Under Development	Real Estate Held for Sale
Investments in real estate	$151,294,208	$1,369,256,465	$—	$1,520,550,673	$5,687,977	$27,285,576
Less: Accumulated depreciation and amortization	—	(277,033,046)	—	(277,033,046)	—	(5,619,814)
Net investments in real estate and related lease intangibles	$151,294,208	$1,092,223,419	$—	$1,243,517,627	$5,687,977	$21,665,762

_________________

(1)	During the year ended December 31, 2019, the Company capitalized $1,630,046 of costs related to the Mergers, included in building and improvements in the accompanying consolidated balance sheets.

Depreciation and amortization expense was $162,978,734, $73,781,883 and $70,993,280 for the years ended December 31, 2020, 2019 and 2018, respectively.

Depreciation of the Company’s buildings and improvements was $121,839,067, $73,780,075 and $70,993,280 for the years ended December 31, 2020, 2019 and 2018, respectively. Depreciation of the Company’s acquired furniture and fixtures in the Internalization Transaction was $13,127, $0 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.

Amortization of the Company’s intangible assets was $41,126,540, $1,808 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.

Amortization of the Company’s tenant origination and absorption costs was $40,840,580, $0 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively. Tenant origination and absorption costs had a weighted-average amortization period as of the date of acquisition of less than one year.

Amortization of the Company’s operating ROU assets was $10,212, $1,808 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively. This represents the amortization of initial direct costs included in the measurement of the operating ROU assets.

Amortization of the Company’s SRI Property Management Agreements was $275,748, $0 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively. This represents the amortization of the SRI Property Management Agreements acquired in the Internalization Transaction.

Amortization of the Company’s other intangible assets, which consist of below-market leases, was $5,937, $0 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively, and is included as an increase to rental income in the accompanying consolidated condensed statements of operations. Other intangible assets had a weighted-average amortization period as of the date of acquisition of 10 years.

Operating Leases

As of December 31, 2020, the Company’s real estate portfolio comprised 21,567 residential apartment homes and was 96.5% leased by a diverse group of residents. For the year ended December 31, 2020 and 2019, the Company’s real estate portfolio earned in excess of 99% and less than 1% of its rental income from residential tenants and commercial tenants, respectively. The residential tenant lease terms consist of lease durations equal to 12 months or less. The commercial tenant leases consist of remaining lease durations varying from six to nine years.

Some residential leases contain provisions to extend the lease agreements, options for early termination after paying a specified penalty and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to residents. Generally, upon the execution of a lease, the Company requires security deposits from residents in the form of a cash deposit. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in accounts payables and accrued liabilities in the accompanying consolidated balance sheets and totaled $8,545,977 and $4,351,837 as of December 31, 2020 and 2019, respectively.

The future minimum rental receipts from the Company’s properties under non-cancelable operating leases attributable to commercial tenants as of December 31, 2020, and thereafter is as follows:

2021	$182,566
2022	244,460
2023	250,196
2024	257,214
2025	264,423
Thereafter	980,059
$2,178,918

As of December 31, 2020 and 2019, no tenant represented over 10% of the Company’s annualized base rent and there were no significant industry concentrations with respect to its commercial leases.

Real Estate Under Development

During the year ended December 31, 2020, the Company owned the following parcels of land held for the development of apartment homes:

Development Name	Location	Purchase Date	Land Held for Development	Construction in Progress	Total Carrying Value
Garrison Station	Murfreesboro, TN	5/30/2019	$2,469,183	$20,023,071	$22,492,254
Arista at Broomfield	Broomfield, CO	3/13/2020	7,283,803	1,301,972	8,585,775
Flatirons	Broomfield, CO	6/19/2020	8,574,704	238,485	8,813,189
			$18,327,690	$21,563,528	$39,891,218

Montecito Apartments

On March 6, 2020, in connection with the SIR Merger, the Company acquired Montecito Apartments, a multifamily property located in Austin, Texas, containing 268 apartment homes. The purchase price of Montecito Apartments was $36,461,172, including closing costs. During the quarter ended June 30, 2020, the Company recorded an impairment charge of $3,269,466, as it was determined that the carrying value of Montecito Apartments would not be recoverable. The impairment charge was a result of actively marketing Montecito Apartments for sale at a disposition price that was less than its carrying value. On October 29, 2020, the Company sold Montecito Apartments for $34,700,000, excluding selling costs of $395,883, resulting in a gain of $1,699,349, which includes reductions to the net book value of the property due to impairment and historical depreciation and amortization expense. The carrying value of Montecito Apartments as of the date of sale was $32,604,768. The purchaser of Montecito Apartments is not affiliated with the Company or the Former Advisor.

Ansley at Princeton Lakes

On March 6, 2020, in connection with the STAR III Merger, the Company acquired Ansley at Princeton Lakes, a multifamily property located in Atlanta, Georgia, containing 306 apartment homes. The purchase price of Ansley at Princeton Lakes was $51,564,357, including closing costs. During the quarter ended June 30, 2020, the Company recorded an impairment charge of

$1,770,471, as it was determined that the carrying value of Ansley at Princeton Lakes would not be recoverable. The impairment charge was a result of actively marketing Ansley at Princeton Lakes for sale at a disposition price that was less than its carrying value. On September 30, 2020, the Company sold Ansley at Princeton Lakes for $49,500,000, excluding selling costs of $466,550, resulting in a gain of $1,392,434, which includes reductions to the net book value of the property due to impairment and historical depreciation and amortization expense. The carrying value of Ansley at Princeton Lakes as of the date of sale was $47,641,016. The purchaser of Ansley at Princeton Lakes is not affiliated with the Company or the Former Advisor.

Terrace Cove Apartment Homes

On August 28, 2014, the Company, through an indirect wholly-owned subsidiary, acquired Terrace Cove Apartment Homes, a multifamily property located in Austin, Texas, containing 304 apartment homes. The purchase price of Terrace Cove Apartment Homes was $23,500,000, exclusive of closing costs. On February 5, 2020, the Company sold Terrace Cove Apartment Homes for $33,875,000, excluding selling costs of $732,529, resulting in a gain of $11,384,599, which includes reductions to the net book value of the property due to historical depreciation and amortization expense. The carrying value of Terrace Cove Apartment Homes as of the date of sale was $21,757,872. The purchaser of Terrace Cove Apartment Homes is not affiliated with the Company or the Former Advisor.

The results of operations for the years ended December 31, 2020, 2019 and 2018, through the dates of sale for all properties disposed of through December 31, 2020 were included in continuing operations on the Company’s consolidated statements of operations and are as follows:

	Year Ended December 31,
	2020	2019	2018
Revenues:
Rental income	$5,059,466	$8,962,905	$9,489,991
Other income	103,895	54,902	52,400
Total revenues	5,163,361	9,017,807	9,542,391
Expenses:
Operating, maintenance and management	1,725,729	2,592,404	2,938,157
Real estate taxes and insurance	1,120,807	1,880,415	1,977,882
Fees to affiliates	230,634	474,092	403,783
Depreciation and amortization	3,406,226	2,722,239	3,538,124
Interest expense	964,018	—	1,203,658
General and administrative expenses	67,142	72,881	64,650
Impairment of real estate	5,039,937	—	—
Total expenses	12,554,493	7,742,031	10,126,254
(Loss) income before other income	(7,391,132)	1,275,776	(583,863)
Other income:
Gain on sale of real estate, net	14,476,382	11,651,565	—
Interest income	1,390	6,249	3,783
Insurance proceeds in excess of losses incurred	—	—	42,016
Loss on debt extinguishment	(191,377)	—	(446,593)
Total other income (loss)	14,286,395	11,657,814	(400,794)
Net income (loss)	$6,895,263	$12,933,590	$(984,657)

2020 Unconsolidated Joint Venture Disposition

On March 6, 2020, in connection with the SIR Merger, the Company acquired a 10% interest in BREIT Steadfast MF JV LP, which consisted of 20 multifamily properties with a total of 4,584 apartment homes (the Joint Venture”). During the quarter ended June 30, 2020, the Company recognized an OTTI of $2,442,411. The OTTI was a result of us receiving an indication of value in connection with negotiating a sale of the Company’s joint venture interest at a disposition price that was less than the carrying value of the Joint Venture. On July 16, 2020, the Company sold its joint venture interest for $19,278,280, resulting in a gain on sale of $66,802.

Completion of Mergers

On March 6, 2020, pursuant to the terms and conditions of the SIR Merger Agreement and STAR III Merger Agreement (together the “Merger Agreements”), SIR Merger Sub and STAR III Merger Sub, the surviving entities, continued as wholly-owned subsidiaries of the Company. In accordance with the applicable provisions of the MGCL, the separate existence of SIR and STAR III ceased. The combined company retained the name “Steadfast Apartment REIT, Inc.” At the effective time of the Mergers, each issued and outstanding share of SIR and STAR III’s common stock (or a fraction thereof), $0.01 par value per share, was converted into 0.5934 and 1.430 shares of the Company’s common stock, respectively.

The following table summarizes the purchase price of SIR and STAR III as of the date of the Mergers:

	SIR	STAR III
Class A common stock issued and outstanding	$—	$3,458,807
Class R common stock issued and outstanding	—	475,207
Class T common stock issued and outstanding	—	4,625,943
Common stock issued and outstanding	73,770,330	—
Total common stock issued and outstanding	73,770,330	8,559,957
Exchange ratio	0.5934	1.430
STAR common stock issued as consideration(1)	43,775,314	12,240,739
STAR’s most recently disclosed estimated value per share	15.84	15.84
Value of implied STAR common stock issued as consideration	$693,400,974	$193,893,305

_________________

(1)	Represents the number of shares of common stock of SIR and STAR III converted into STAR shares upon consummation of the Mergers.

The following table shows the purchase price allocation of SIR’s and STAR III’s identifiable assets and liabilities assumed as of the date of the Mergers:

	SIR	STAR III
Assets
Land	$114,377,468	$58,056,275
Building and improvements	959,337,747	411,461,858
Acquired intangible assets	27,027,759	10,041,373
Other assets, net	122,688,608	21,438,855
Investment in unconsolidated joint venture	22,128,691	—
Total assets	$1,245,560,273	$500,998,361
Liabilities
Mortgage notes payable	$(506,023,981)	$(289,407,045)
Other liabilities	(46,135,318)	(17,698,011)
	$(552,159,299)	$(307,105,056)
	$693,400,974	$193,893,305

Capitalized Acquisition Costs Related to the Mergers

The SIR Merger and STAR III Merger were each accounted for as an asset acquisition. In accordance with the asset acquisition method of accounting, costs incurred to acquire the asset were capitalized as part of the acquisition price. Upon the execution of the SIR Merger Agreement and the STAR III Merger Agreement on August 5, 2019, the SIR Merger and STAR III Merger were considered probable of occurring, at which point the Company began to capitalize the merger related acquisition costs to building and improvements in the accompanying consolidated balance sheets. Prior to such date, the merger related acquisition costs were expensed to general and administrative expenses in the accompanying consolidated statements of operations.

Impairment of Real Estate Assets

Ansley at Princeton Lakes and Montecito Apartments

During the three months ended June 30, 2020, the Company recorded an impairment charge of $5,039,937 as it was determined that the carrying value of Ansley at Princeton Lakes and Montecito Apartments would not be recoverable. The impairment charge was a result of actively marketing Ansley at Princeton Lakes and Montecito Apartments for sale at disposition prices that were less than their carrying values. In determining the fair value of property, the Company considered Level 3 inputs. Ansley at Princeton Lakes and Montecito Apartments were sold on September 30, 2020 and October 29, 2020, respectively.

5.	Investment in Unconsolidated Joint Venture

On March 6, 2020, upon consummation of the SIR Merger, the Company acquired a 10% interest in the Joint Venture. On July 16, 2020 (the “JV Disposition Date”), the Company sold its joint venture interest for $19,278,280 to an affiliate of the general partner of the Joint Venture. The Company did not exercise significant influence, nor did it control the Joint Venture and had accounted for its former investment in the Joint Venture under the equity method of accounting. Income, losses, contributions and distributions were generally allocated based on the members’ respective equity interests.

The Company recognized an OTTI on its investment in the Joint Venture of $2,442,411 during the three months ended June 30, 2020. The OTTI was a result of the Company receiving an indication of value in connection with negotiating a sale of the Company’s joint venture interest at a disposition price that was less than the carrying value of the Joint Venture. The OTTI is included in equity in loss from unconsolidated joint venture on the Company’s consolidated statements of operations. In determining the fair value of the Joint Venture, the Company considered Level 3 inputs.

As of the JV Disposition Date, the book value of the Company’s investment in the Joint Venture was $18,955,478, which included an accounting outside basis difference of $8,067,010, net and capitalized transaction costs of $594,993, net. The accounting outside basis difference represented the difference between the purchase price the Company paid for its investment in the Joint Venture in connection with the SIR Merger and the book value of the Company’s equity in the Joint Venture as of the JV Disposition Date. The capitalized transaction costs relate to acquiring the interest in the Joint Venture through the consummation of the SIR Merger.

During the years ended December 31, 2020 and 2019, $490,586 and $0 of amortization of the basis difference was included in equity in losses from unconsolidated joint venture on the accompanying consolidated statements of operations, respectively. The Company recorded the gain on sale of the investment in unconsolidated joint venture of $66,802 in equity in losses from unconsolidated joint venture on the accompanying consolidated statements of operations. During the years ended December 31, 2020 and 2019, the Company received distributions of $360,700 and $0 related to its investment in the Joint Venture, respectively.

Unaudited financial information for the Joint Venture for the periods from March 6, 2020 through the JV Disposition Date, is summarized below:

For the Period from March 6, 2020 through July 16, 2020
Revenues	$23,313,921
Expenses	(25,078,993)
Other income	225,914
Net loss	$(1,539,158)

Company’s proportional net loss	$(153,916)
Amortization of outside basis	(490,586)
Impairment of unconsolidated joint venture	(2,442,411)
Gain on sale of unconsolidated joint venture	66,802
Equity in losses of unconsolidated joint venture	$(3,020,111)

6.	Other Assets

As of December 31, 2020 and 2019, other assets consisted of:

	December 31,
	2020	2019
Prepaid expenses	$6,446,847	$1,521,084
SRI Property Management Agreements, net	543,332	—
Interest rate cap agreements (Note 14)	7,852	132
Escrow deposits for pending real estate acquisitions	—	2,600,300
Other deposits	649,470	1,342,615
Corporate computers, net	132,708	—
Lease right-of-use assets, net (Note 15)(1)	2,145,505	49,184
Other assets	$9,925,714	$5,513,315

_________________

(1)

As of December 31, 2020, lease ROU assets, net included finance lease ROU asset, net of $16,845 and operating ROU assets, net of $2,128,660. As of December 31, 2019, lease ROU assets, net included finance lease ROU asset, net of $0 and operating ROU assets, net of $49,184.

Amortization of the Company’s SRI Property Management Agreements was $275,748, $0 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.

Amortization of the Company’s initial direct costs included in the measurement of the operating ROU assets was $10,212, $1,808 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively. See Note 15 (Leases) for details.

7.	Debt

Mortgage Notes Payable

The following is a summary of mortgage notes payable, net secured by individual properties as of December 31, 2020 and 2019:

	December 31, 2020
			Interest Rate Range		Weighted Average Interest Rate
Type	Number of Instruments	Maturity Date Range	Minimum	Maximum		Principal Outstanding
Variable rate(1)	4	10/16/2022 - 1/1/2027	1-Mo LIBOR + 1.88%	1-Mo LIBOR + 2.31%	2.27%	$113,452,357
Fixed rate	42	10/1/2022 - 10/1/2056	3.19%	4.66%	3.85%	1,273,877,535
Mortgage notes payable, gross	46				3.72%	1,387,329,892
Premiums and discount, net(2)						3,809,734
Deferred financing costs, net(3)						(6,756,841)
Mortgage notes payable, net						$1,384,382,785

	December 31, 2019
			Interest Rate Range		Weighted Average Interest Rate
Type	Number of Instruments	Maturity Date Range	Minimum	Maximum		Principal Outstanding
Variable rate(1)	2	1/1/2025 - 9/1/2025	1-Mo LIBOR + 1.88%	1-Mo LIBOR + 2.28%	3.82%	$75,670,000
Fixed rate	14	7/1/2025 - 5/1/2054	3.36%	4.60%	3.96%	488,805,387
Mortgage notes payable, gross	16				3.94%	564,475,387
Deferred financing costs, net(3)						(4,376,572)
Mortgage notes payable, net						$560,098,815

_________________

(1)	See Note 14 (Derivative Financial Instruments) for a discussion of the interest rate cap agreements used to manage the exposure to interest rate movement on the Company’s variable rate loans.
(2)

The following table summarizes debt premiums and discounts as of December 31, 2020, including the unamortized portion included in the principal balance as well as amounts amortized included in interest expense in the accompanying consolidated statements of operations. There were no debt premiums and discounts as of December 31, 2019.

Net Debt Premium (Discount) before Amortization as of December 31, 2020	Amortization of Debt (Premium) Discount During the Year Ended December 31, 2020	Unamortized Net Debt Premium (Discount) as of December 31, 2020
$15,375,305	$(1,836,575)	$13,538,730
(10,179,526)	450,530	(9,728,996)
$5,195,779	$(1,386,045)	$3,809,734

(3)	Accumulated amortization related to deferred financing costs as of December 31, 2020 and 2019 was $3,495,183 and $2,215,461, respectively.

Construction Loan

On October 16, 2019, the Company entered into an agreement with PNC Bank, National Association (“PNC Bank”) for a construction loan related to the development of a multifamily property known as Garrison Station in an aggregate principal amount not to exceed $19,800,000 for a thirty-six month initial term and two twelve month mini-perm extensions. The rate of interest is daily LIBOR plus 2.00%, which then reduces to daily LIBOR plus 1.80% upon achieving completion as defined in the construction loan agreement and at a debt service coverage ratio of 1.15x. The loan includes a 0.4% fee at closing, a 0.1% fee upon exercising the mini-perm and a 0.1% fee upon extending the mini-perm, each payable to PNC Bank. There is an exit fee of 1% which will be waived if permanent financing is secured through PNC Bank or one of its affiliates. As of December 31, 2020 and 2019, the principal outstanding balance on the construction loan was $6,264,549 and $0, respectively, and was included within mortgage notes payable, net on the accompanying consolidated balance sheets.

Credit Facilities

Master Credit Facility

On July 31, 2018, 16 indirect wholly-owned subsidiaries of the Company entered into a Master Credit Facility Agreement (“MCFA”) with Berkeley Point Capital, LLC (“Facility Lender”) for an aggregate principal amount of $551,669,000. On February 11, 2020, in connection with the financing of Patina Flats at the Foundry, the Company and the Facility Lender amended the MCFA to substitute Patina Flats at the Foundry and Fielders Creek, the then-unencumbered multifamily property owned by the Company, as substitute collateral for the three multifamily properties disposed of and released from the MCFA. The Company also increased its outstanding borrowings pursuant to the MCFA by $40,468,000, a portion of which was attributable to the acquisition of Patina Flats at the Foundry. The MCFA provides for four tranches: (i) a fixed rate loan in the aggregate principal amount of $331,001,400 that accrues interest at 4.43% per annum; (ii) a fixed rate loan in the aggregate principal amount of $137,917,250 that accrues interest at 4.57% per annum; (iii) a variable rate loan in the aggregate principal amount of $82,750,350 that accrues interest at the one-month LIBOR plus 1.70% per annum; and (iv) a fixed rate loan in the aggregate principal amount of $40,468,000 that accrues interest at 3.34% per annum. The first three tranches have a maturity date of August 1, 2028, and the fourth tranche has a maturity date of March 1, 2030, unless in each case the maturity date is accelerated in accordance with the terms of the loan documents. Interest only payments are payable monthly through August 1, 2025 and April 1, 2027 on the first three tranches and fourth tranche, respectively, with interest and principal payments due monthly thereafter. The Company paid $2,072,480 in the aggregate in loan origination fees to the Facility Lender in connection with the refinancings, and paid the Former Advisor a loan coordination fee of $3,061,855.

PNC Master Credit Facility

On June 17, 2020, the Company, through seven indirect wholly-owned subsidiaries (each, a “Borrower” and collectively, the “Borrowers”), entered into a Master Credit Facility Agreement (the “PNC MCFA,”), a fixed rate Multifamily Note and a variable rate Multifamily Note (collectively, the “Notes”) and the other loan documents for the benefit of PNC Bank. The PNC MCFA provides for two tranches: (i) a fixed rate loan in the aggregate principal amount of $79,170,000 that accrues interest at 2.82% per annum; and (ii) a variable rate loan in the aggregate principal amount of $79,170,000 that accrues interest at the one-month LIBOR plus 2.135% per annum. If LIBOR is no longer posted through electronic transmission, is no longer available or, in PNC Bank’s determination, is no longer widely accepted or has been replaced as the index for similar financial instruments, PNC Bank will choose a new index taking into account general comparability to LIBOR and other factors, including any adjustment factor to preserve the relative economic positions of the Borrowers and PNC Bank with respect to any advances made pursuant to the PNC MCFA. The Company paid $633,360 in the aggregate in loan origination fees to PNC Bank in connection with the financings, and paid the Former Advisor a loan coordination fee of $791,700.

Revolving Credit Loan Facility

On June 26, 2020, the Company entered into a revolving credit loan facility (the “Revolver”) with PNC Bank in an amount not to exceed $65,000,000. The Revolver provides for advances (each, a “Revolver Loan”) solely for the purpose of financing costs in connection with acquisitions and development of real estate projects and for general corporate purposes (subject to certain debt service and loan to value requirements). The Revolver has a maturity date of June 26, 2023, subject to extension. Advances made under the Revolver are secured by the Landings of Brentwood property, as evidenced by the Loan Agreement, the Credit Facility Notes (the “Notes”), the Deed of Trust and a Guaranty from the Company (the “Guaranty,” together with the Loan Agreement and the Notes, the “Loan Documents”).

The Company has the option to select the interest rate in respect of the outstanding unpaid principal amount of each Revolver Loan from the following options: (1) a fluctuating rate per annum equal to the sum of the daily LIBOR rate plus the daily LIBOR rate spread or (2) a fluctuating rate per annum equal to the base rate plus the alternate rate spread.

As of December 31, 2020 and 2019, the advances obtained and certain financing costs incurred under the MCFA, PNC MCFA and the Revolver, which are included in credit facilities, net, in the accompanying consolidated balance sheets, are summarized in the following table.

	Amount of Advance as of December 31,
	2020	2019
Principal balance on MCFA, gross	$592,137,000	$551,669,000
Principal balance on PNC MCFA, gross	158,340,000	—
Deferred financing costs, net on MCFA(1)	(3,436,850)	(3,208,770)
Deferred financing costs, net on PNC MCFA(2)	(1,689,935)	—
Deferred financing costs, net on Revolver(3)	(487,329)	—
Credit facilities, net	$744,862,886	$548,460,230

_________________

(1)	Accumulated amortization related to deferred financing costs in respect of the MCFA as of December 31, 2020 and 2019, was $1,298,265 and $832,187, respectively.
(2)	Accumulated amortization related to deferred financing costs in respect of the PNC MCFA as of December 31, 2020 and 2019, was $99,283 and $0, respectively.

(3)	Accumulated amortization related to deferred financing costs in respect of the Revolver as of December 31, 2020 and 2019, was $101,549 and $0, respectively.

Assumed Debt as a Result of the Completion of Mergers

On March 6, 2020, upon consummation of the Mergers, the Company assumed all of SIR’s and STAR III’s obligations under the outstanding mortgage loans secured by 29 properties. The Company recognized the fair value of the assumed notes payable in the Mergers of $795,431,027, which consists of the assumed principal balance of $791,020,471 and a net premium of $4,410,556.

The following is a summary of the terms of the assumed loans on the date of the Mergers:

			Interest Rate Range
Type	Number of Instruments	Maturity Date Range	Minimum	Maximum	Principal Outstanding At Merger Date
Variable rate	2	1/1/2027 - 9/1/2027	1-Mo LIBOR + 2.195%	1-Mo LIBOR +2.31%	$64,070,000
Fixed rate	27	10/1/2022 - 10/1/2056	3.19%	4.66%	726,950,471
Assumed Principal Mortgage Notes Payable	29				$791,020,471

Maturity and Interest

The following is a summary of the Company’s aggregate maturities as of December 31, 2020:

			Maturities During the Years Ending December 31,
Contractual Obligations	Total	2021	2022	2023	2024	2025	Thereafter
Principal payments on outstanding debt (1)	$2,137,806,892	$8,724,823	$41,107,321	$60,647,614	$58,165,948	$197,570,696	$1,771,590,490

_________________

(1)

Scheduled principal payments on outstanding debt obligations are based on the terms of the notes payable agreements. Amounts exclude deferred financing costs, net and debt premiums (discounts), net associated with the notes payable.

The Company’s notes payable contain customary financial and non-financial debt covenants. At December 31, 2020 and 2019, the Company was in compliance with all debt covenants.

For the years ended December 31, 2020, 2019 and 2018, the Company incurred interest expense of $75,171,052, $49,273,750 and $44,374,484, respectively. Interest expense for the years ended December 31, 2020, 2019 and 2018 includes amortization of deferred financing costs of $1,948,437, $1,019,355 and $1,056,545, net unrealized loss (gain) from the change in fair value of interest rate cap agreements of $65,391, $225,637 and $(87,160), amortization of net loan premiums and discounts of $1,393,673, $0 and $207,074, imputed interest on the finance lease portion of the Company’s sub-lease of $175, $0 and $0, line of credit commitment fees of $65,953, $2,137 and $57,007 and costs associated with the refinancing of debt of $42,881, $496,684 and $587,520, net of capitalized interest of $807,345, $106,523 and $0, respectively. The capitalized interest is included in real estate held for development on the consolidated balance sheets.

Interest expense of $6,806,695 and $3,954,686 was payable as of December 31, 2020 and 2019, respectively, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

8.	Stockholders’ Equity

General

Pursuant to the Charter, the total number of shares of capital stock authorized for issuance is 1,100,000,000 shares, consisting of 999,998,000 shares of common stock with a par value of $0.01 per share, 1,000 shares of Class A non-participating, non-voting convertible stock with a par value of $0.01 per share, 1,000 shares of non-participating, non-voting convertible stock with a par value of $0.01 per share and 100,000,000 shares of preferred stock with a par value of $0.01 per share.

Common Stock

The shares of the Company’s common stock entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Company’s board of directors in accordance with the MGCL and to all rights of a stockholder pursuant to the MGCL. The common stock has no preferences or preemptive, conversion or exchange rights.

On September 3, 2013, the Company issued 13,500 shares of common stock to SRI, the Company’s former sponsor, for $202,500. From inception through March 24, 2016, the date of the termination of the Primary Offering, the Company had issued 48,625,651 shares of common stock in its Public Offering for offering proceeds of $640,012,497, including 1,011,561 shares of common stock issued pursuant to the DRP for total proceeds of $14,414,752, net of offering costs of $84,837,134. The offering costs primarily consisted of selling commissions and dealer manager fees paid in the Primary Offering. Following the termination of the Public Offering, the Company continues to offer shares pursuant to the DRP. On May 4, 2020, the Company amended its registration statement for the DRP to register up to 10,000,000 shares of common stock for sale at an initial price of $15.23.

On March 6, 2020, the Company issued 43,775,314 shares of its common stock to SIR’s stockholders and 12,240,739 shares of its common stock to STAR III’s stockholders in connection with the Mergers. As of December 31, 2020, the Company had issued 111,665,117 shares of common stock, including 56,016,053 shares of common stock issued in the Mergers and 8,035,037 shares of common stock issued pursuant to the DRP for aggregate proceeds of $1,633,192,593, including $887,294,279 from the Mergers and $120,300,569 of proceeds pursuant to the DRP, net of offering costs of $84,837,134.

As further discussed in Note 11 (Incentive Award Plan and Independent Director Compensation), the shares of restricted common stock granted to the Company’s independent directors prior to the Internalization Transaction, vest and become non-forfeitable in four equal annual installments beginning on the date of grant and ending on the third anniversary of the date of grant. On September 15, 2020, the Company’s board of directors approved an amendment to the independent directors’ compensation plan, pursuant to which, each of the Company’s current independent directors is entitled to receive an annual retainer of $75,000 in cash and $75,000 in shares of restricted common stock upon election or subsequent annual election to the Company’s board of directors. The shares of restricted common stock granted pursuant to the Company’s independent directors’ compensation plan generally vest in two equal annual installments beginning on the first anniversary of the date of grant and ending on the second anniversary of the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of: (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company.

The issuance and vesting activity for the years ended December 31, 2020, 2019 and 2018 for the restricted stock issued to the Company’s independent directors were as follows:

	Year Ended December 31,
	2020	2019	2018
Nonvested shares at the beginning of the period	7,497	7,497	7,497
Granted shares	31,288	4,998	4,998
Vested shares	(5,416)	(4,998)	(4,998)
Nonvested shares at the end of the period	33,369	7,497	7,497

Additionally, the weighted average fair value of restricted common stock issued to the Company’s independent directors for the years ended December 31, 2020, 2019 and 2018 was as follows:

Grant Year	Weighted Average Fair Value
2018	$15.18
2019	15.84
2020	15.36

Included in general and administrative expenses is $112,600, $71,250 and $74,617 for the years ended December 31, 2020, 2019 and 2018, respectively, for compensation expense related to the issuance of restricted common stock to the Company’s independent directors. As of December 31, 2020, the compensation expense related to the issuance of the restricted common stock to the Company’s independent directors not yet recognized was $466,166. The weighted average remaining term of the restricted common stock to the Company’s independent directors was approximately 1.4 years as of December 31, 2020. As of December 31, 2020, no shares of restricted common stock issued to the independent directors had been forfeited.

Issuance of Restricted Stock Awards to Key Employees

2020 Restricted Stock Awards

In connection with the Internalization Transaction, on September 1, 2020, certain key employees of the Company were issued restricted stock grants under the terms of the Company’s Amended and Restated 2013 Incentive Plan (the “Incentive Award Plan”), which grants had been approved by the Special Committee and the board of directors. The grants to the key employees of the Company were made pursuant to a restricted stock grant agreement. The grants vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date (collectively, the “2020 Restricted Stock Awards”).

The 2020 Restricted Stock Award provides that vesting is subject to the key employee’s continued employment with the Company through each applicable vesting date, except in the event of death or disability, in which case, any unvested portion of the awards will become fully vested. In addition, the Restricted Stock Award provides the key employee with rights as a stockholder in respect of the awards’ vested and unvested shares, including the right to vote and the right to dividends.

In the event of a termination of a key employee’s employment by the Company without cause or by the key employee for good reason within 12 months following a change in control, any unvested portion of the 2020 Restricted Stock Award will become fully vested at the time of such termination, provided that if the 2020 Restricted Stock Award is unvested at the time of a change in control of the Company and are not assumed or substituted for equivalent awards as part of the change in control transaction, the 2020 Restricted Stock Awards will become fully vested at the time of the change in control transaction. The fair value of grants issued was approximately $2,850,000. Total compensation expense related to the 2020 Restricted Stock Awards for the year ended December 31, 2020 was $316,676, and was included in general and administrative costs on the accompanying consolidated statements of operations. As of December 31, 2020, the compensation expense related to the issuance of the restricted common stock to the key employees not yet recognized was $2,533,324. The weighted average remaining term of the restricted common stock issued to the Company’s key employees was approximately 2.2 years as of December 31, 2020. As of December 31, 2020, no shares of restricted common stock issued to the Company’s key employees have been forfeited.

2021 Restricted Stock Awards

On September 1, 2020, in connection with the Internalization Transaction, and subject to each executive’s continued employment through the grant date, in the first quarter of calendar year 2021, the Company granted certain key employees an award of time-based restricted stock (the “Time-Based 2021 Award”) with a total grant date fair value of $1,512,000 to be granted under and subject to the terms of the Incentive Award Plan. The Time-Based 2021 Awards will vest ratably over three years following the grant date, subject to the key employees’ continuous employment through the applicable vesting dates, with certain exceptions.

Investment Management Fee and Loan Coordination Fee Paid to Former Advisor in Shares

Following the completion of the Mergers on March 6, 2020 and until the closing of the Internalization Transaction, and pursuant to the Advisory Agreement, the Company paid the Former Advisor a monthly investment management fee, payable 50% in cash and 50% in shares of the Company’s common stock at the estimated value per share at the time of issuance. The shares of common stock fully vest and become non-forfeitable upon payment of the monthly investment management fee. The fair value of the vested common stock at the date of issuance, using the most recent publicly disclosed estimated value per share, is recorded in stockholders’ equity in the accompanying consolidated balance sheets. Investment management fees incurred in shares, included in fees to affiliates in the accompanying consolidated statements of operations were $8,367,340 for the year ended December 31, 2020. No investment management fees were incurred in shares for the years ended December 31, 2019 or 2018.

Following the closing of the Mergers on March 6, 2020 and until the closing of the Internalization Transaction, and pursuant to the Advisory Agreement, the Company paid the Former Advisor a loan coordination fee in shares of the Company’s common stock at the estimated value per share at the time of issuance. The loan coordination fee was payable in shares equal to 0.5% of the amount of debt financed or refinanced (in each case, other than at the time of the acquisition of a property) or the Company’s proportionate share of the amount refinanced in the case of investments made through a joint venture. Loan coordination fees incurred in shares and included in fees to affiliates in the accompanying consolidated statements of operations, were $1,116,700 for the year ended December 31, 2020. No loan coordination fees were incurred in shares for the years ended December 31, 2019 or 2018.

Convertible Stock and Class A Convertible Stock

Prior to completion of the Mergers on March 6, 2020, the Company’s then-outstanding Convertible Stock would have been converted into shares of the Company’s common stock if and when: (A) the Company had made total distributions on the then-outstanding shares of the Company’s common stock equal to the original issue price of those shares plus an aggregate 6.0% cumulative, non-compounded, annual return on the original issue price of those shares, (B) the Company listed its common stock for trading on a national securities exchange, or (C) the Company’s then Advisory Agreement was terminated or not renewed (other than for “cause” as defined in the Advisory Agreement). In the event of a termination or non-renewal of the Advisory Agreement for cause, all of the shares of the Convertible Stock would have been repurchased by the Company for $1.00. In general, each share of Convertible Stock would convert into a number of shares of common stock equal to 1/1000 of the quotient of (A) 15% of the excess of (1) the Company’s “enterprise value” plus the aggregate value of distributions paid to date on the then outstanding shares of the Company’s common stock over (2) the aggregate purchase price paid by stockholders for those outstanding shares of common stock plus an aggregated 6.0% cumulative, non-compounded, annual return on the original issue price of those outstanding shares, divided by (B) the Company’s enterprise value divided by the number of outstanding shares of common stock on an as-converted basis, in each case calculated as of the date of the conversion.

In connection with the Mergers, the Company and the Former Advisor exchanged the then-outstanding Convertible Stock for new Class A Convertible Stock. The Class A Convertible Stock would have been converted into shares of the Company’s common stock if (1) the Company had made total distributions of money or other property to its stockholders (with respect to SIR and STAR III, including in each case distributions paid to SIR and STAR III stockholders prior to the closing of the Mergers), which the Company refers to collectively as the “Class A Distributions,” equal to the original issue price of the Company’s shares of common stock, shares of common stock of SIR and shares of common stock of STAR III (the “Common Equity”), plus an aggregate 6.0% cumulative, non-compounded, annual return on the original issue price of those shares, (2) the Company listed its common stock for trading on a national securities exchange or enters into a merger whereby holders of the Company’s common stock receive listed securities of another issuer or (3) the Company’s Advisory Agreement was terminated or not renewed (other than for “cause” as defined in the Advisory Agreement), each of the above is referred to as a “Triggering Event.” Upon any of these Triggering Events, each share of Class A Convertible Stock would have been converted into a number of shares of the Company’s common stock equal to 1/1000 of the quotient of (A) 15% of the amount, if any, by which (i) the “Class A Enterprise Value” plus the aggregate value of the Class A Distributions paid to date on the Common Equity exceeded (ii) the aggregate purchase price paid by stockholders for the Common Equity plus an aggregated 6.0% cumulative, non-compounded, annual return on the original issue price of the Common Equity as of the date of the Triggering Event, divided by (B) the Class A Enterprise Value divided by the number of the Company’s outstanding common shares on an as-converted basis as of the date of Triggering Event.

As discussed in Note 1 (Organization and Business), in connection with the Internalization Transaction, the Company purchased all of the Class A Convertible Stock from the Former Advisor for $1,000.

Preferred Stock

The Charter provides the Company’s board of directors with the authority to issue one or more classes or series of preferred stock, and prior to the issuance of such shares of preferred stock, the board of directors shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares and designate the preferences, rights and privileges of such shares of preferred stock. The Company’s board of directors is authorized to amend the Charter without the approval of the stockholders to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue. As of December 31, 2020 and 2019, no shares of the Company’s preferred stock were issued and outstanding.

Distribution Reinvestment Plan

The Company’s board of directors has approved the DRP through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares of common stock in additional shares of the Company’s common stock in lieu of receiving cash distributions. The purchase price per share under the DRP initially was $14.25. On March 9, 2021, April 17, 2020 and March 12, 2019, the Company’s board of directors approved a price per share for the DRP of $15.55, $15.23, and $15.84, effective April 1, 2021, May 1, 2020 and April 1, 2019, respectively, in connection with the determination of an estimated value per share of the Company’s common stock.

The Company’s board of directors may again, in its sole discretion, from time to time, change this price based upon changes in the Company’s estimated value per share and other factors that the Company’s board of directors deems relevant.

No sales commissions or dealer manager fees are payable on shares sold through the DRP. The Company’s board of directors may amend, suspend or terminate the DRP at its discretion at any time upon ten days’ notice to the Company’s stockholders. Following any termination of the DRP, all subsequent distributions to stockholders will be made in cash.

Share Repurchase Plan and Redeemable Common Stock

The Company’s share repurchase plan may provide an opportunity for stockholders to have their shares of common stock repurchased by the Company, subject to certain restrictions and limitations. No shares can be repurchased under the Company’s share repurchase plan until after the first anniversary of the date of purchase of such shares; provided, however, that this holding period shall not apply to repurchases requested within two years after the death or disability of a stockholder.

On March 14, 2018, the board of directors of the Company determined to amend the terms of the Company’s share repurchase plan effective as of April 15, 2018 to (1) limit the amount of shares repurchased pursuant to the Company’s share repurchase plan each quarter to $2,000,000 and (2) revise the repurchase price to an amount equal to 93% of the estimated value per share. Prior to the March 3, 2020 amendments (described below), the share repurchase price was further reduced based on how long the stockholder had held the shares as follows:

Share Purchase Anniversary	Repurchase Price on Repurchase Date(1)
Less than 1 year	No Repurchase Allowed
1 year	92.5% of the Share Repurchase Price(2)
2 years	95.0% of the Share Repurchase Price(2)
3 years	97.5% of the Share Repurchase Price(2)
4 years	100% of the Share Repurchase Price(2)
In the event of a stockholder’s death or disability(3)	Average Issue Price for Shares(4)

_________________

(1)

As adjusted for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock. Repurchase price includes the full amount paid for each share, including all sales commissions and dealer manager fees.

(2)	The “Share Repurchase Price” equaled 93% of the most recently publicly disclosed estimated value per share determined by the Company’s board of directors.
(3)	The required one-year holding period did not apply to repurchases requested within two years after the death or disability of a stockholder.
(4)	The purchase price per share for shares repurchased upon the death or disability of a stockholder was equal to the average issue price per share for all of the stockholder’s shares.

The purchase price per share for shares repurchased pursuant to the Company’s share repurchase plan is further reduced by the aggregate amount of net proceeds per share, if any, distributed to the Company’s stockholders prior to the Repurchase Date (defined below) as a result of the sale of one or more of the Company’s assets that constitutes a return of capital as a result of such sales.

Repurchases of shares of the Company’s common stock are made quarterly upon written request to the Company at least 15 days prior to the end of the applicable quarter. Repurchase requests are honored approximately 30 days following the end of the applicable quarter (“Repurchase Date”). Stockholders may withdraw their repurchase request at any time up to three business days prior to the Repurchase Date.

In connection with the announcement of the then-proposed SIR Merger and STAR III Merger, on August 5, 2019, the Company’s board of directors approved the Amended and Restated Share Repurchase Plan (the “Amended & Restated SRP”), which became effective September 5, 2019, and applied to repurchases made on the repurchase dates subsequent to the effective date of the Amended & Restated SRP. Under the Amended & Restated SRP, the Company only repurchased shares of common stock in connection with the death or qualifying disability (as defined in the Amended and Restated SRP) of a stockholder. Repurchases pursuant to the Amended & Restated SRP continued to be limited to $2,000,000 per quarter. On March 3, 2020, in connection with the closing of the SIR Merger and the STAR III Merger, the Company’s board of directors amended its share repurchase plan to: (1) allow all stockholders to request repurchases (as opposed to death and disability only), (2) limit the amount of shares repurchased pursuant to the share repurchase plan each quarter to $4,000,000 and (3) set the repurchase price in all instances (including death and disability) to an amount equal to 93% of the most recent publicly disclosed estimated value per share. The $4,000,000 quarterly limit was first in effect on the repurchase date at April 30, 2020, with respect to repurchases for the three months ended March 31, 2020, but was limited to death and disability only. The Amended & Restated SRP was open to all repurchase requests beginning April 1, 2020. As of December 31, 2020, the share repurchase price was $14.16 per share, which represented 93% of the then- most recently published estimated value per share of $15.23.

On January 12, 2021, the board of directors approved an amendment to the Amended & Restated SRP. The amendment (1) limits repurchase requests to death and qualifying disability only and (2) sets a $3,000,000 per calendar quarter limit on the amount of repurchases by the Company. The amendment will take effect on the repurchase date at the end of April 2021, with respect to repurchases for the fiscal quarter ending March 31, 2021. Share requests that do not meet the requirements for death and disability will be cancelled (including any requests received during the first quarter of 2021). The current share repurchase price is $14.46 per share, which represents 93% of the most recently published estimated value per share of $15.55.

The Company is not obligated to repurchase shares of its common stock under the share repurchase plan. In no event shall repurchases under the share repurchase plan exceed 5% of the weighted average number of shares of common stock outstanding during the prior calendar year or the $4,000,000 limit for any quarter put in place by the Company’s board of directors, which will be decreased to $3,000,000 beginning in the first quarter of 2021 and will be limited to repurchase requests in the event of death and qualifying disability. There is no fee in connection with a repurchase of shares of the Company’s common stock pursuant to the Company’s share repurchase plan. As of December 31, 2020 and 2019, the Company had recorded $4,000,000 and $797,289, respectively, which represents 282,477 (pursuant to the Amended & Restated SRP) and 53,152 shares of common stock, respectively, in accounts payable and accrued liabilities on the accompanying consolidated balance sheets related to these unfulfilled repurchase requests, all of which were repurchased on the January 29, 2021 and January 31, 2020 repurchase dates.

During the year ended December 31, 2020, the Company repurchased a total of 767,143 shares with a total repurchase value of $10,907,826 and received requests for repurchases of 5,450,634 shares with a total repurchase value of $77,180,979. During the year ended December 31, 2019, the Company repurchased a total of 475,670 shares with a total repurchase value of $6,971,635 and received requests for the repurchase of 904,967 shares with a total repurchase value of $13,240,859, respectively.

The Company cannot guarantee that the funds set aside for the share repurchase plan will be sufficient to accommodate all repurchase requests made in any quarter. In the event that the Company does not have sufficient funds available to repurchase all of the shares of the Company’s common stock for which repurchase requests have been submitted for death and disability, pro rata as to other repurchase requests.

The Company’s board of directors may, in its sole discretion, amend, suspend or terminate the share repurchase plan at any time upon 30 days’ notice to its stockholders if it determines that the funds available to fund the share repurchase plan are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase plan is in the best interest of the Company’s stockholders. Therefore, a stockholder may not have the opportunity to make a repurchase request prior to any potential termination or suspension of the Company’s share repurchase plan. The share repurchase plan will terminate in the event that a secondary market develops for the Company’s shares of common stock.

For the year ended December 31, 2020, the Company reclassified $1,383,318, net of $10,907,826 of fulfilled repurchase requests, from permanent equity to temporary equity, which was included as redeemable common stock on the accompanying balance sheets. For the year ended December 31, 2019, the Company reclassified $1,202,711, net pursuant to the share repurchase plan from accounts payable and accrued liabilities to temporary equity, which is included as redeemable common stock on the accompanying consolidated balance sheets.

Distributions

The Company’s long-term goal is to pay distributions solely from cash flow from operations. However, because the Company may receive income from interest or rents at various times during the Company’s fiscal year and because the Company may need cash flow from operations during a particular period to fund capital expenditures and other expenses, the Company expects that at times during the Company’s operational stage, the Company will declare distributions in anticipation of cash flow that the Company expects to receive during a later period, and the Company expects to pay these distributions in advance of its actual receipt of these funds. The Company’s board of directors has the authority under its organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings, offering proceeds or advances. The Company has not established a limit on the amount of proceeds it may use to fund distributions from sources other than cash flow from operations. If the Company pays distributions from sources other than cash flow from operations, the Company will have fewer funds available and stockholders’ overall return on their investment in the Company may be reduced.

To maintain the Company’s qualification as a REIT, the Company must make aggregate annual distributions to its stockholders of at least 90% of its REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If the Company meets the REIT qualification requirements, the Company generally will not be subject to federal income tax on the income that the Company distributes to its stockholders each year.

Distributions Declared

The Company’s board of directors approved a cash distribution that accrues at a rate of $0.002459 per day for each share of the Company’s common stock during the year ended December 31, 2020, which, if paid over a 366-day period is equivalent to $0.90 per share. During the year ended December 31, 2019, cash distributions accrued at a rate of $0.002466 per day for each share, which, if paid over a 365-day period, is equivalent to $0.90 per share. On January 12, 2021, the Company’s board of directors approved a cash distribution that accrues at a rate of $0.001438 per day for each share of the Company’s common stock for the period commencing on February 1, 2021 and ending on February 28, 2021, which was extended through April 30, 2021, and which, if paid over a 365-day period is equivalent to $0.525 per share. The distributions declared accrue daily to stockholders of record as of the close of business on each day and are payable in cumulative amounts on or before the third day of each calendar month with respect to the prior month. There is no guarantee that the Company will continue to pay distributions at this rate or at all.

Distributions declared for the years ended December 31, 2020 and 2019 were $91,970,559 and $46,971,783, including $21,250,435 and $21,105,794, or 1,382,315 shares and 1,347,105 shares of common stock, respectively, attributable to the DRP.

As of December 31, 2020 and December 31, 2019, $8,931,971 and $4,021,509 of distributions declared were payable, which included $1,821,581 and $1,744,240, or 119,605 shares and 110,116 shares of common stock, attributable to the DRP, respectively.

Distributions Paid

For the years ended December 31, 2020 and 2019, the Company paid cash distributions of $66,631,465 and $25,681,391, which related to distributions declared for each day in the period from December 1, 2019 through November 30, 2020 and December 1, 2018 through November 30, 2019, respectively. Additionally, for the years ended December 31, 2020 and 2019, 1,372,828 and 1,354,560 shares of common stock were issued pursuant to the DRP for gross offering proceeds of $21,173,094 and $21,222,382, respectively. For the years ended December 31, 2020 and 2019, the Company paid total distributions of $87,804,559 and $46,903,773, respectively.

9.	Noncontrolling Interest

Noncontrolling interests represent operating partnership interests in the Current Operating Partnership of which the Company is the general partner.

Class A-2 Operating Partnership Units

Class A-2 OP Units were issued as part of the consideration to purchase VV&M Apartments. STAR III OP, the Company’s then- indirect subsidiary, agreed to acquire the 310-unit multifamily property located in Dallas, Texas known as VV&M Apartments for an aggregate purchase price of $59,250,000, pursuant to the terms of a Contribution Agreement, dated as of March 20, 2020 (the “Contribution Agreement”), by and among STAR III OP, as Purchaser, and VV&M. On April 21, 2020 (the “VV&M Closing Date”), VV&M contributed the VV&M Apartments to STAR III OP, and STAR III OP issued 948,785 Class A-2 OP Units at an estimated value per unit of $15.23, the fair value determined at the date of transaction, or $14,450,000 in the aggregate, to VV&M, all in accordance with the Contribution Agreement.

On the VV&M Closing Date, STAR III OP and VV&M entered into the Second A&R Partnership Agreement. The Second A&R Partnership Agreement provides for VV&M to request STAR III OP to: (i) repurchase the outstanding Class A-2 OP Units after five years from the Closing Date (the “Put”), or (ii) convert the Class A-2 OP Units into shares of common stock of the Company. STAR III OP has the right to repurchase the Class A-2 OP Units after five years from the VV&M Closing Date and can exercise its option to settle the Put in shares of common stock of the Company. The Class A-2 OP Units receive distributions at the same rate paid to holders of the Company’s common stock and are allocated a share of the income or loss on a pro rata basis of the then- three operating partnerships combined. The Company has evaluated the terms of the Second A&R Partnership Agreement and in accordance with ASC 480, determined that the Class A-2 OP Units are properly recognized as permanent equity on the consolidated balance sheets.

On August 28, 2020, STAR III OP merged with and into the Current Operating Partnership and VV&M owns the Class A-2 operating partnership units in the Current Operating Partnership pursuant to the Operating Partnership Agreement on substantially the same terms described above.

Class B Operating Partnership Units

Class B OP Units were issued as consideration in the Internalization Transaction as discussed in Note 1 (Organization and Business). The Class B OP Units were valued at $15.23 per unit at the time of the transaction. On August 31, 2020, the closing date of the Internalization Transaction, the Company, VV&M, STAR OP and SRI entered into the Operating Partnership Agreement. The Operating Partnership Agreement includes a provision for SRI to request the repurchase of all outstanding Class B OP Units, one year from the Closing Date; however, under the terms of the Contribution & Purchase Agreement, SRI is precluded from redeeming or transferring the Class B OP Units for two years from the closing date of the Internalization Transaction. The Operating Partnership Agreement also includes a provision for the Company to settle the repurchase request in shares of the Company’s common stock rather than in cash, in its sole discretion as the general partner of the Current Operating Partnership. The Class B OP Units receive distributions at the same rate paid to holders of the Company’s common stock and are allocated a share of the Current Operating Partnership and its subsidiaries’ net income or losses on a pro rata basis. The Company has evaluated the terms of the Operating Partnership Agreement and in accordance with ASC 480, determined that the Class B OP Units are properly recognized as permanent equity on the consolidated balance sheets.

As of December 31, 2020, noncontrolling interests were approximately 6.06% of total shares and 6.67% of weighted average shares outstanding (both measures assuming Class A-2 OP Units and Class B OP Units were converted to common stock). The following summarizes the activity for noncontrolling interests recorded as equity for the year ended December 31, 2020:

Year Ended December 31, 2020
Issuance of Class A-2 OP Units	$14,450,000
Issuance of Class B OP Units	93,750,000
Loss allocated to Class A-2 OP Units	(638,048)
Loss allocated to Class B OP Units	(800,023)
Distributions to Class A-2 OP Units	(592,598)
Distributions to Class B OP Units	(1,846,672)
Noncontrolling interests	$104,322,659

There were no noncontrolling interests as of December 31, 2019.

10.	Related Party Arrangements

Prior to the Closing, on August 31, 2020, the Former Advisor was the Company’s advisor and, as such, supervised and managed the Company’s day-to-day operations and selected the Company’s real property investments and real estate-related assets, subject to oversight by the Company’s board of directors. The Former Advisor also provided marketing, sales and client services on the Company’s behalf. The Former Advisor is owned by SRI, the Company’s former sponsor. Mr. Emery, the Company’s Chairman of the board of directors and Chief Executive Officer, owns an 48.6% interest in Steadfast Holdings, the largest owner of SRI. Ms. del Rio, the Company’s then Secretary and affiliated director, owned a 6.3% interest in Steadfast Holdings. Since 2014, Ms. Neyland, the Company’s President, Chief Financial Officer and Treasurer, earned an annual 5% profit interest from Steadfast Holdings.

Crossroads Capital Multifamily, LLC (“Crossroads Capital Multifamily”), owned a 25% membership interest in SRI. Pursuant to the Third Amended and Restated Operating Agreement of SRI effective as of January 1, 2014, as amended, distributions are allocated to each member of SRI in an amount equal to such member’s accrued and unpaid 10% preferred return, as defined in the Third Amended and Restated Operating Agreement. Thereafter, all distributions to Crossroads Capital Multifamily were subordinated to distributions to the other member of SRI, Steadfast Holdings, until Steadfast Holdings had received an amount equal to certain expenses, including certain organization and offering costs, incurred by Steadfast Holdings and its affiliates on our behalf.

During the eight months ended August 31, 2020, all of our other officers and directors, other than our independent directors, were officers of our Former Advisor and officers, limited partners and/or members of our former sponsor and other affiliates of our Former Advisor.

Prior to the Closing, the Company and the STAR Operating Partnership operated pursuant to the Advisory Agreement with the Former Advisor. Pursuant to the Advisory Agreement, the Company was obligated to pay the Former Advisor specified fees upon the provision of certain services, the investment of funds in real estate and real estate-related investments and the management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). Subject to the limitations described below, the Company was also obligated to reimburse the Former Advisor and its affiliates for organization and offering costs incurred by the Former Advisor and its affiliates on behalf of the Company, as well as acquisition and origination expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company.

Summarized below are the related party transactions incurred (received) by the Company for the years ended December 31, 2020, 2019 and 2018:

	Incurred (Received) For the Year Ended December 31,
	2020	2019	2018
Consolidated Statements of Operations:
Expensed
Investment management fees (1)	$19,537,998	$16,645,427	$15,743,185
Due diligence costs (2)	140,273	98,594	—
Loan coordination fees (1)	1,605,652	942,833	3,562,595
Disposition fees (3)	594,750	591,000	—
Disposition transaction costs (3)	5,144	6,566	—
Property management:
Fees (1)	5,490,053	5,016,845	4,886,436
Reimbursement of onsite personnel (4)	17,402,120	15,230,722	14,959,964
Reimbursement of other (1)	4,142,891	3,256,473	1,784,010
Reimbursement of property operations (4)	230,225	108,616	82,461
Reimbursement of property G&A (2)	114,696	113,367	49,916
Other operating expenses (2)	3,299,465	1,826,725	1,175,061
Reimbursement of personnel benefits (5)	1,960,412	—	—
Insurance proceeds (6)	(150,000)	—	(150,000)
Property insurance (7)	2,450,228	2,301,972	1,394,218
Rental revenue (8)	(53,162)	(58,980)	(21,589)
Transition services agreement income (6)	(147,175)	—	—
SRI property management agreements income (6)	(288,183)	—	—
Other reimbursement income under the SRI property management agreements (6)	(95,315)	—	—
Reimbursement of onsite personnel income under the SRI property management agreements(6)	(1,265,938)	—	—
Consolidated Balance Sheets:
Net assets acquired in internalization transaction (9)	123,236,646	—	—
Sublease security deposit (10)	85,000	—	—
Deferred financing costs (11)	49,050	3,594	18,923
Capitalized to Real Estate
Capitalized development service fee (12)	553,927	151,071	—
Capitalized investment management fees (12)	257,721	77,433	—
Capitalized development costs (12)	3,030	2,445	—
Acquisition expenses (13)	426,389	551,447	26,113
Acquisition fees (13)	17,717,639	48,343	—
Loan coordination fees (13)	8,812,071	—	—
Capital expenditures(14)	—	107,576	7,295
Construction management:
Fees (14)	536,098	1,340,387	585,532
Reimbursement of labor costs (14)	236,477	467,295	908,206
Additional paid-in capital
Selling commissions	(21,224)	—	—
Distributions (15)	1,846,950	—	—
Issuance of Class B OP Units (16)	93,750,000	—	—
Repurchase of convertible stock (16)	1,000	—	—
	$302,464,908	$48,829,751	$45,012,326

_________________

(1)	Included in fees to affiliates in the accompanying consolidated statements of operations.
(2)	Included in general and administrative expenses in the accompanying consolidated statements of operations.
(3)	Included in gain on sale of real estate, net in the accompanying consolidated statements of operations.
(4)	Included in operating, maintenance and management in the accompanying consolidated statements of operations.
(5)

Represents reimbursements of employee benefits to SIP (the company who contracted with the insurance carrier, and is responsible for collecting employee benefits from the Company). The reimbursements include the employee and employer benefit cost portion. The former is collected by the Company via salary deductions and is then remitted to SIP who in turn remits it to the insurance carrier. The latter is included in operating, maintenance and management and general and administrative expenses in the accompanying consolidated statements of operations.

(6)	Included in other income in the accompanying consolidated statements of operations.
(7)

Property related insurance expense and the amortization of the prepaid insurance deductible account are included in general and administrative expenses in the accompanying consolidated statements of operations. The amortization of the prepaid property insurance is included in operating, maintenance and management expenses in the accompanying consolidated statements of operations. The prepaid insurance is included in other assets in the accompanying consolidated balance sheets upon payment.

(8)	Included in rental income in the accompanying consolidated statements of operations.
(9)

In connection with the Internalization Transaction, the Company became self-managed and acquired components of the advisory, asset management and property management business of the Former Advisor resulting in the recognition of net assets assumed in the Internalization Transaction of $123,236,646, which consists of goodwill of $125,220,448, other assets of $2,717,634 and accounts payable and accrued liabilities of $4,701,436, all of which are included in the accompanying consolidated balance sheets.

(10)	Included in other assets in the accompanying consolidated balance sheets.
(11)	Included in notes payable, net in the accompanying consolidated balance sheets.
(12)	Included in real estate held for development in the accompanying consolidated balance sheets.
(13)	Included in total real estate, net in the accompanying consolidated balance sheets.
(14)	Included in building and improvements in the accompanying consolidated balance sheets.
(15)	Included in cumulative distributions and net losses in the accompanying consolidated balance sheets.
(16)

In connection with the Internalization Transaction, in exchange for acquiring the advisory, asset management and property management business of the Former Advisor and its affiliates, the Company paid its former sponsor, total consideration of $124,999,000 which consists of $31,249,000 in cash consideration, 6,155,613.92 of Class B OP Units valued at $15.23 per unit, or $93,750,000 in the aggregate. The Class B OP Units receive distributions at the same rate paid to holders of the Company’s common stock and are allocated a share of the Current Operating Partnership and its subsidiaries’ net income or losses on a pro rata basis and are included within noncontrolling interests in the accompanying consolidated balance sheets. In addition, the Company purchased all of the Class A convertible shares of the Company held by the Former Advisor for $1,000.

Summarized below are the related party transactions paid (received) by the Company for the years ended December 31, 2020, 2019 and 2018:

	Paid (Received) For the Year Ended December 31,
	2020	2019	2018
Consolidated Statements of Operations:
Expensed
Investment management fees	$23,658,432	$12,580,939	$15,687,320
Due diligence costs	37,972	98,594	—
Loan coordination fees	2,205,652	342,833	4,290,695
Disposition fees	1,185,750	—	—
Disposition transaction costs	5,144	6,566	—
Property management:
Fees	5,963,072	5,009,096	4,872,734
Reimbursement of onsite personnel	18,847,996	15,155,066	14,958,751
Reimbursement of other	4,201,997	3,247,684	1,783,971
Reimbursement of property operations	241,690	97,151	82,461
Reimbursement of property G&A	121,696	106,367	49,916
Other operating expenses	4,049,159	1,457,164	1,157,836
Reimbursement of personnel benefits	1,939,955	—	—
Insurance proceeds	(162,282)	(75,000)	(75,000)
Property insurance	1,505,214	2,742,723	1,323,074
Rental revenue	(53,162)	(58,980)	(21,589)
Transition services agreement income	(43,623)	—	—
SRI property management agreements income	(210,423)	—	—
Other reimbursement income under the SRI property management agreements	(73,335)	—	—
Reimbursement of onsite personnel income under the SRI property management agreements	(1,092,011)	—	—
Consolidated Balance Sheets:
Net assets acquired in internalization transaction	123,236,646	—	—
Sublease security deposit	85,000	—	—
Deferred financing costs	22,550	3,594	18,923
Capitalized to Real Estate
Capitalized development service fee	553,927	100,714	—
Capitalized investment management fees	283,532	51,622	—
Capitalized development costs	3,030	2,445	—
Acquisition expenses	426,389	553,054	24,507
Acquisition fees	17,717,639	48,343	—
Loan coordination fees	8,812,071	—	—
Capital expenditures	—	107,576	7,295
Construction management:
Fees	637,156	1,306,911	700,410
Reimbursement of labor costs	250,278	487,973	941,879
Additional paid-in capital
Selling commissions	50,063	228,665	262,387
Distributions	1,377,714	—	—
Issuance of Class B OP Units	93,750,000	—	—
Repurchase of convertible stock	1,000	—	—
	$309,535,888	$43,601,100	$46,065,570

Summarized below are the related party transactions payable (prepaid) by the Company for the years ended December 31, 2020 and 2019:

	Payable (Prepaid) For the Year Ended December 31,
	2020	2019
Consolidated Statements of Operations:
Expensed
Investment management fees	$—	$4,120,353
Due diligence costs	102,301	—
Loan coordination fees	—	600,000
Disposition fees	—	591,000
Property management:
Fees	5,585	418,173
Reimbursement of onsite personnel	—	843,763
Reimbursement of other	—	50,778
Reimbursement of property operations	—	11,465
Reimbursement of property G&A	—	7,000
Other operating expenses	158,723	463,301
Reimbursement of personnel benefits	20,457	—
Property insurance	—	(542,324)
Transition Services Agreement income	(103,552)	—
SRI Property Management Agreements income	(77,760)	—
Other reimbursement income under the SRI property management agreements	(21,980)	—
Reimbursement of onsite personnel income under the SRI property management agreements	(173,927)	—
Consolidated Balance Sheets:
Capitalized to Real Estate
Capitalized development service fee	50,357	50,357
Capitalized investment management fees	—	25,811
Construction management:
Fees	—	43,757
Reimbursement of labor costs	—	8,525
Additional paid-in capital
Selling commissions	—	71,287
Distributions	469,236	—
	$429,440	$6,763,246

Investment Management Fee

Prior to the completion of the Mergers on March 6, 2020, the Company paid the Former Advisor a monthly investment management fee equal to one-twelfth of 1.0% of (1) the cost of real properties and real estate-related assets acquired directly by the Company or (2) the Company’s allocable cost of each investment in real property or real estate related asset acquired through a joint venture. The investment management fee is calculated including the amount actually paid or budgeted to fund acquisition fees, acquisition expenses, cost of development, construction or improvement and any debt attributable to such investments, or the Company’s proportionate share thereof in the case of investments made through joint ventures. Following the completion of the Mergers and until the Closing, the Company paid the Former Advisor a monthly investment management fee, which was calculated on the same basis as described above, and payable 50% in cash and 50% in shares of the Company’s common stock. Investment management fees of $8,367,339 pertaining to the 50% payable in shares of the Company’s common stock were paid for the year ended December 31, 2020.

Following the Closing, investment management fees paid by the Company are intercompany transactions and are eliminated in consolidation.

Acquisition Fees and Expenses

Prior to the completion of the Mergers, the Company paid the Former Advisor an acquisition fee equal to 1.0% of the cost of investment, which includes the amount actually paid or budgeted to fund the acquisition, origination, development, construction or improvement (i.e. value-enhancement) of any real property or real estate-related asset acquired. In addition to acquisition fees, the Company reimbursed the Former Advisor for amounts directly incurred by the Former Advisor and amounts the Former Advisor paid to third parties in connection with the selection, evaluation, acquisition and development of a property or acquisition of real estate-related assets, whether or not the Company ultimately acquired the property or the real estate-related assets. Following the completion of the Mergers and until the Closing, the Company paid the Former Advisor an acquisition fee of 0.5%, which was calculated on the same basis as above. In connection with the Mergers, the Company paid the Former Advisor an acquisition fee of $16,281,487, which was capitalized to the acquired real estate and investment in unconsolidated joint venture in the accompanying consolidated balance sheets.

The Charter limits the Company’s ability to pay acquisition fees if the total of all acquisition fees and expenses relating to the purchase would exceed 4.5% of the contract purchase price. Under the Charter, a majority of the Company’s board of directors, including a majority of the independent directors, is required to approve any acquisition fees (or portion thereof) that would cause the total of all acquisition fees and expenses relating to an acquisition to exceed 4.5% of the contract purchase price.

Following the Closing, acquisition fees and expenses paid by the Company are intercompany transactions and are eliminated in consolidation.

Loan Coordination Fee

Prior to the completion of the Mergers, the Company paid the Former Advisor or its affiliate a loan coordination fee equal to 1.0% of the initial amount of new debt financed or outstanding debt assumed in connection with the acquisition, development, construction, improvement or origination of a property or a real estate-related asset. In addition, in connection with any financing or the refinancing of any debt (in each case, other than identified at the time of the acquisition of a property or a real estate-related asset), the Company paid the Former Advisor or its affiliate a loan coordination fee equal to 0.75% of the amount of debt financed or refinanced. In some instances, the Company and the Former Advisor agreed to a loan coordination fee of $100,000 per loan refinanced.

Following the completion of the Mergers and until the Closing, the Company paid the Former Advisor or one of its affiliates, in cash, the loan coordination fee equal to 0.5% of (1) the initial amount of new debt financed or outstanding debt assumed in connection with the acquisition, development, construction, improvement or origination of any type of real estate asset or real estate-related asset acquired directly or (2) the Company’s allocable portion of the purchase price and therefore the related debt in connection with the acquisition or origination of any type of real estate asset or real estate-related asset acquired through a joint venture. In connection with the Mergers, the Company paid the Former Advisor a loan coordination fee of $7,910,205, which was capitalized to the acquired real estate and investment in unconsolidated joint venture in the accompanying consolidated balance sheets.

As compensation for services rendered in connection with any financing or the refinancing of any debt (in each case, other than at the time of the acquisition of a property), the Company also paid the Former Advisor or one of its affiliates, in the form of shares equal to such amount, a loan coordination fee equal to 0.5% of the amount refinanced or the Company’s proportionate share of the amount refinanced in the case of investments made through a joint venture. Loan coordination fees of $1,116,700 were paid in shares of the Company common stock for the year ended December 31, 2020.

Following the Closing, loan coordination fees paid by the Company are intercompany transactions and are eliminated in consolidation.

Property Management Fees and Expenses

Prior to the Closing, the Company was party to property management agreements (each, as amended from time to time, a “Property Management Agreement”) with Steadfast Management Company, Inc., an affiliate of SRI (the “Former Property Manager”), in connection with the management of each of the Company’s properties. Pursuant to each Property Management Agreement, the Company paid the Former Property Manager a monthly management fee equal to a range from 2.5% to 3.5% of each property’s gross revenues (as defined in the respective Property Management Agreements) for each month, as determined by the Former Advisor and approved by a majority of the Company’s board of directors, including a majority of the independent directors. Each Property Management Agreement had an initial one-year term and continued thereafter on a month-to-month basis unless either party gave 60-days’ prior notice of its desire to terminate the Property Management Agreement, provided that the

Company could terminate the Property Management Agreement at any time upon a determination of gross negligence, willful misconduct or bad acts of the Former Property Manager or its employees or upon an uncured breach of the Property Management Agreement upon 30 days’ prior written notice to the Former Property Manager.

In addition to the property management fee, the Property Management Agreements also specified certain other reimbursements payable to the Former Property Manager for benefit administration, information technology infrastructure, licenses, support and training services and capital expenditures supervision. The Company also reimbursed the Former Property Manager for the salaries and related benefits of on-site property management employees.

In connection with the Internalization Transaction, the Company terminated its existing property-level property management agreements with the Former Property Manager. Following the Closing, property management fees paid by the Company are intercompany transactions and are eliminated in consolidation.

Construction Management Fees and Expenses

Prior to Closing, the Company was party to construction management agreements (each, a “Construction Management Agreement”) with Pacific Coast Land & Construction, Inc., an affiliate of SRI (the “Former Construction Manager”), in connection with capital improvements and renovation or value-enhancement projects for certain properties the Company acquired. The construction management fee payable with respect to each property under the Construction Management Agreements ranged from 6.0% to 12.0% of the costs of the improvements for which the Construction Manager had planning and oversight authority. Generally, each Construction Management Agreement could have been terminated by either party with 30 days’ prior written notice to the other party. Construction management fees were capitalized to the respective real estate properties in the period in which they were incurred as such costs relate to capital improvements and renovations for apartment homes taken out of service while they undergo the planned renovation.

The Company also reimbursed the Former Construction Manager for the salaries and related benefits of certain of its employees for time spent working on capital improvements and renovations.

In connection with the Internalization Transaction, the Company terminated its existing Construction Management Agreements with the Former Construction Manager.

Development Services

The Company is a party to a development services agreement (the “Development Services Agreement”) with Steadfast Multifamily Development, Inc., an affiliate of SRI (the “Developer”), in connection with certain development projects, pursuant to which the Developer  receives a development fee and reimbursement for certain expenses for overseeing the development project. The Company entered into a Development Services Agreement with the Developer in connection with the Garrison Station, the Arista at Broomfield and the Flatirons development projects that provide for a development fee equal to 4% of the hard and soft costs of the development project (as defined in the applicable Development Services Agreement) as specified in the Development Services Agreement. 75% of the development fee is paid in 14 monthly installments and the remaining 25% is paid upon delivery of a certificate of occupancy by the Developer to the Company.

Property Insurance

Prior to the Closing, the Company deposited amounts with an affiliate of SRI, the Company’s former sponsor, to fund a prepaid insurance deductible account to cover the cost of required insurance deductibles across all properties of the Company and other affiliated entities of the Company’s former sponsor. Upon filing a major claim, proceeds from the insurance deductible account could be used by the Company or another affiliate of SRI. In addition, the Company deposited amounts with an affiliate of the Company’s former sponsor to cover the cost of property and property related insurance across certain properties of the Company. As a result of the Internalization Transaction, the Company is no longer party to the insurance deductible arrangement with any affiliates of the Former Sponsor.

Other Operating Expense Reimbursement

In addition to the various fees paid to the Former Advisor, the Company was obligated to pay directly or reimburse all expenses incurred by the Former Advisor in providing services to the Company, including the Company’s allocable share of the Former Advisor’s overhead, such as rent, employee costs, utilities and information technology costs. The Company was not to  reimburse the Former Advisor for employee costs in connection with services for which the Former Advisor or its affiliates received acquisition fees or disposition fees or for the salaries the Former Advisor paid to the Company’s executive officers.

The Charter limits the Company’s total operating expenses during any four fiscal quarters to the greater of 2% of the Company’s average invested assets or 25% of the Company’s net income for the same period (the “2%/25% Limitation”). The Company was to reimburse the Former Advisor, at the end of each fiscal quarter, for operating expenses incurred by the Former Advisor; provided, however, that the Company did not reimburse the Former Advisor at the end of any fiscal quarter for operating expenses that exceed the 2%/25% Limitation unless the independent directors determined that such excess expenses were justified based on unusual and non-recurring factors. The Former Advisor was obligated to reimburse the Company for the amount by which the Company’s operating expenses for the preceding four fiscal quarters then ended exceeded the 2%/25% Limitation, unless approved by the independent directors. For purposes of determining the 2%/25% Limitation amount, “average invested assets” means the average monthly book value of the Company’s assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, bad debt reserves or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by the Company that are in any way related to the Company’s operation, including the Company’s allocable share of Former Advisor overhead, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, listing and registration of shares of the Company’s common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of the Company’s assets; (f) acquisition fees and acquisition expenses (including expenses relating to potential acquisitions that the Company does not close) and investment management fees; (g) real estate commissions on the resale of investments; and (h) other expenses connected with the acquisition, disposition, management and ownership of investments (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property).

For the year ended December 31, 2020, the Former Advisor and its affiliates incurred $3,299,465 of the Company’s operating expenses, including the allocable share of the Former Advisor’s overhead expenses of $1,917,628, none of which were in excess of the 2%/25% Limitation and are included in the $32,025,347 of general and administrative expenses recognized by the Company.

As of December 31, 2020, the Company’s total operating expenses, as defined above, did not exceed the 2%/25% Limitation.

For the year ended December 31, 2019, the Former Advisor and its affiliates incurred $1,826,725 of the Company’s operating expenses, including the allocable share of the Former Advisor’s overhead expenses of $1,390,109, none of which were in excess of the 2%/25% Limitation and are included in the $7,440,680 of general and administrative expenses recognized by the Company.

For the year ended December 31, 2018, the Former Advisor and its affiliates incurred $1,175,061 of the Company’s operating expenses, including the allocable share of the Former Advisor’s overhead expenses of $790,466, none of which were in excess of the 2%/25% Limitation and are included in the $6,386,131 of general and administrative expenses recognized by the Company.

Disposition Fee

Prior to the completion of the Mergers, if the Former Advisor or its affiliates provided a substantial amount of services in connection with the sale of a property or real estate-related asset as determined by a majority of the Company’s independent directors, the Company paid the Former Advisor or its affiliates a fee equivalent to one-half of the brokerage commissions paid, but in no event to exceed 1.0% of the sales price of each property or real estate-related asset sold. Following the completion of the Mergers and until the Closing, the disposition fee payable to the Former Advisor was one-half of the brokerage commissions paid, but in no event to exceed 0.5% of the sales price of each property or real estate-related asset sold.

To the extent the disposition fee was paid upon the sale of any assets other than real property, it was included as an operating expense for purposes of the 2%/25% Limitation.

Following the Closing, disposition fees paid by the Company are intercompany transactions and are eliminated in consolidation.

Selling Commissions and Dealer Manager Fees

The Company entered into a Dealer Manager Agreement with Stira Capital Markets Group, LLC, an affiliate of SRI (the “Dealer Manager”), in connection with the Public Offering. The Company paid the Dealer Manager up to 7% and 3% of the gross offering proceeds from the Primary Offering as selling commissions and dealer manager fees, respectively. The Dealer Manager reallowed 100% of sales commissions earned to participating broker-dealers. The Dealer Manager could also reallow to any participating broker-dealer a portion of the dealer manager fee that was attributable to that participating broker-dealer for certain marketing costs of that participating broker-dealer. The Dealer Manager negotiated the reallowance of the dealer manager fee on a case-by-case basis with each participating broker-dealer subject to various factors associated with the cost of the marketing program. The Company allowed a participating broker-dealer to elect to receive the 7% selling commissions at the time of sale or elect to have the selling commission paid on a trailing basis. A participating broker-dealer that elected to receive a trailing selling commission was paid as follows: 3% at the time of sale and the remaining 4% paid ratably (1% per year) on each of the first four anniversaries of the sale. A reduced selling commission and dealer manager fee was paid in connection with volume discounts and certain other categories of sales. No selling commission or dealer manager fee was paid with respect to shares of common stock issued pursuant to the DRP. The Company terminated the Public Offering on March 24, 2016, and as of December 31, 2020 and 2019, expected to pay trailing selling commissions of $0 and $71,287, respectively, which were charged to additional paid-in capital and included within amounts due to affiliates in the accompanying consolidated balance sheets.

Class A Convertible Stock

In connection with the Mergers, the Company and the Former Advisor exchanged the then outstanding Convertible Stock for the new Class A Convertible Stock. The Class A Convertible Stock would convert into shares of the Company’s common stock if (1) the Company had made total Class A Distributions equal to the original issue price of the Common Equity, plus an aggregate 6.0% cumulative, non-compounded, annual return on the original issue price of those shares, (2) the Company listed its common stock for trading on a national securities exchange or entered into a merger whereby holders of the Company’s common stock received listed securities of another issuer or (3) the Company’s Advisory Agreement was terminated or not renewed (other than for “cause” as defined in the Advisory Agreement). Upon any of these Triggering Events, each share of Class A Convertible Stock would have been converted into a number of shares of the Company’s common stock equal to 1/1000 of the quotient of (A) 15% of the amount, if any, by which (i) the Class A Enterprise Value plus the aggregate value of the Class A Distributions paid to date on the Common Equity exceeds (ii) the aggregate purchase price paid by stockholders for the Common Equity plus an aggregated 6.0% cumulative, non-compounded, annual return on the original issue price of the Common Equity as of the date of the Triggering Event, divided by (B) the Class A Enterprise Value divided by the number of the Company’s outstanding common shares on an as-converted basis as of the date of Triggering Event. In connection with the Internalization Transaction, the Company repurchased the Class A Convertible Stock for $1,000. See Note 8 (Stockholders’ Equity) for details.

Ancillary Internalization Transaction Agreements

Transition Services Agreement

As a condition to Closing, on August 31, 2020, the Company and SIP entered into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which, commencing on August 31, 2020 until March 31, 2021, unless earlier terminated pursuant to the Transition Services Agreement or extended by mutual consent, SIP will continue to provide certain operational and administrative support at cost plus 15% to the Company, which may include support relating to, without limitation, shared legal and tax support as set forth in the Transition Services Agreement. Similarly, the Company agreed to provide certain services to SIP and its affiliates at cost plus 15%, which may include acquisition, disposition and financing support, legal support, shared information technology and human resources.

SRI Property Management Agreements

In connection with the Internalization Transaction, the Company terminated its existing property-level property management agreements with the Former Property Manager, an affiliate of SRI. On August 31, 2020, SRS, entered into the SRI Property Management Agreement with an affiliate of SRI to provide property management services in connection with certain properties owned by SIP or its affiliates. Pursuant to each SRI Property Management Agreement, SRS will receive a monthly management fee equal to 2.0% of each property’s gross collections for such month. Each SRI Property Management Agreement has an initial one-year term and will continue thereafter on a month-to-month basis unless the owner of the property terminates the SRI Property Management Agreement with 60 days’ prior written notice or upon the determination of gross negligence, willful misconduct or bad acts of SRS or its employees with 30 days’ prior written notice to SRS. After the first one-year term, either party may terminate the SRI Property Management Agreement in the event of a material breach that remains uncured for a period of 30 days after written notification of such breach. As of December 31, 2020, the Company recognized the SRI Property Management Agreements asset, net of $543,332 within other assets on the accompanying consolidate balance sheets.

In addition to the property management fee earned by SRS, the SRI Property Management Agreements also specify certain other reimbursements payable to SRS for benefit administration, information technology infrastructure, licenses, support and training services. SRS is also reimbursed for the salaries and related benefits of on-site property management employees at certain properties owned by SIP or its affiliates.

Registration Rights Agreement

As a condition to the Closing, on August 31, 2020, the Company, the Current Operating Partnership and SRI entered into a registration rights agreement (the “Registration Rights Agreement”). Upon the terms and conditions in the Operating Partnership Agreement, the Class B OP Units are redeemable for shares of the Company’s common stock. Pursuant to the Contribution & Purchase Agreement, SRI (or any successor holder) may not transfer the Class B OP Units until August 31, 2022 (the “Lock-Up Expiration”). Beginning on the fifth anniversary of the Closing, SRI (or any successor holder) may request the Company to register for resale under the Securities Act of 1933, as amended, shares of the Company’s common stock issued or issuable to such holder. The Company agreed to use commercially reasonable efforts to file a registration statement on Form S-3 within 30 days of such request and within 60 days of such request in the case of a registration statement on Form S-11 or such other appropriate form. The Company will cause such registration statement to become effective as soon as reasonably practicable thereafter. The Registration Rights Agreement also grants SRI (or any successor holder) certain “piggyback” registration rights after the Lock-Up Expiration.

Non-Competition Agreement

As a condition to the Closing, on August 31, 2020, the Company entered into a Non-Competition Agreement (the “Non-Competition Agreement”) with Rodney F. Emery, the largest indirect owner of SRI and the Company’s Chairman of the board of directors and Chief Executive Officer, providing that from the date of the Closing until the date that is 30 months from August 31, 2020 (the “Restricted Period”), in general, Mr. Emery shall not, directly or indirectly, (i) solicit certain employees or service providers of the Company, subject to certain exceptions, or (ii) solicit certain customers, vendors, suppliers, agents, partners or other similar parties with the purpose of causing such parties or their affiliates to cease doing business with the Company or otherwise interfere with the Company’s business relationships with third parties.

During the Restricted Period, Mr. Emery, subject to limited exceptions provided in the Non-Competition Agreement, in general (i) shall not, and shall cause his respective affiliates not to, engage in the business of managing, operating, directing and supervising the operations and administration of multifamily assets of the class and type owned by the Company as of August 31, 2020 (the “Assets”) (such business activities described in this subsection (i) being the “Restricted Business”), (ii) shall, consistent with past practice, present each opportunity and investment fully and accurately to the Company’s board of directors prior to his or his affiliates acquisition of any Assets and only make such investment on behalf of himself or his affiliates if the Company’s board of directors declines the opportunity; and (iii) shall not engage with or otherwise acquire an interest in, directly or indirectly, any business or enterprise that primarily engage in the Restricted Business in an area within a two-mile radius of each Asset owned or managed by the Company as of the Closing.

Further, each of SRS, the Company and the Current Operating Partnership agreed that, in general, during the Restricted Period, each will not solicit any employee of SRI or its affiliates or attempt to assist any such employee to enter into any other consulting or business relationship with SRS, the Company and the Current Operating Partnership, subject to certain limitations.

Sub-Lease

In connection with the Internalization Transaction, SRS, an indirect subsidiary of the Company, entered into a sub-lease agreement (the “Sub-Lease”) with the Former Property Manager on September 1, 2020, for its headquarters in Irvine, California. The Sub-Lease also includes certain furniture and fixtures, that will become the property of SRS at the end of the lease term. As of December 31, 2020, the Sub-Lease has a remaining lease term of 17 months with no option to renew. The monthly sub-lease expense is recognized on a straight line basis over the remaining term of the Sub-Lease. As of December 31, 2020, as it pertains to the Sub-Lease of the office space, the Company recorded an operating lease ROU asset, net of $1,339,591 and an operating lease liability, net of $1,346,835. As of December 31, 2020, as it pertains to the Sub-Lease of the furniture and fixtures, the Company recognized a finance lease ROU asset, net of $16,845 and a finance lease liability, net of $17,020. For the year ended December 31, 2020, the Sub-Lease expense related to the office space and the furniture and fixtures were $322,066 and $175, respectively. See Note 15 (Leases) for further details about the Company’s leases.

Certain Conflict Resolution Procedures

Every transaction that the Company enters into with its affiliates is subject to an inherent conflict of interest. The board of directors may encounter conflicts of interest in enforcing the Company’s rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between the Company and the Company’s affiliates. As a general rule, any related party transaction must be approved by a majority of the directors (including a majority of independent directors) not otherwise interested in the transaction. In determining whether to approve or authorize a particular related party transaction, these persons will consider whether the transaction between the Company and the related party is fair and reasonable to the Company and has terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

11.	Incentive Award Plan and Independent Director Compensation

The Company’s Incentive Award Plan provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates. The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards.

Under the independent directors’ compensation plan, and subject to such plan’s conditions and restrictions, each of the Company’s independent directors received 3,333 shares of restricted common stock once the Company raised $2,000,000 in gross offering proceeds in the Public Offering. Each subsequent independent director that joins the Company’s board of directors receives 3,333 shares of restricted common stock upon election to the Company’s board of directors. In addition, on the date following an independent director’s re-election to the Company’s board of directors, he or she received 1,666 shares of restricted common stock. On March 6, 2020, the Company granted 3,333 shares of restricted common stock pursuant to the independent directors’ compensation plan to each of its two newly elected independent directors. One-fourth of the shares of restricted common stock generally vest and become non-forfeitable upon issuance and the remaining portion will vest in three equal annual installments beginning on the date of grant and ending on the third anniversary of the date of grant; provided, however, that the restricted stock will become fully vested and become non-forfeitable on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company. These restricted stock awards entitle the holders to participate in distributions even if the shares are not fully vested.

On September 15, 2020, the Company’s board of directors approved an amendment to the independent directors’ compensation plan, pursuant to which, each of the Company’s current independent directors is entitled to receive an annual retainer of $75,000 in cash and $75,000 in shares of restricted common stock upon election or subsequent annual election to the Company’s board of directors. On December 3, 2020, the Company granted 4,924 shares of restricted common stock to each of its five independent directors pursuant to the Incentive Award Plan at a fair value of $15.23 per share in connection with their re-election to the board of directors at the Company’s annual meeting of stockholders. These shares generally vest in two equal annual installments beginning on the first anniversary of the date of grant and ending on the second anniversary of the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of: (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company.

The Company recorded stock-based compensation expense of $112,600, $71,250 and $74,617 for the years ended December 31, 2020, 2019 and 2018, respectively, related to the independent directors’ restricted common stock.

In addition to the stock awards, prior to September 15, 2020, the Company paid each of its independent directors an annual retainer of $55,000, prorated for any partial term (the audit committee chairperson received an additional $10,000 annual retainer, prorated for any partial term). The independent directors were also paid for attending meetings as follows: (i) $2,500 for each board meeting attended in person, (ii) $1,500 for each committee meeting attended in person in such director’s capacity as a committee member, (iii) $1,000 for each board meeting attended via teleconference (not to exceed $4,000 for any one set of meetings attended on any given day). In connection with meetings of the special committee, the independent directors received $1,000 for each teleconference meeting and $1,500 for each in-person meeting. During the year ended December 31, 2020 and 2019, the chairman of the special committee also received a $60,000 and $50,000 retainer and the other special committee members received a $50,000 and $42,500 retainer, respectively. All directors also receive reimbursement of reasonable out of pocket expenses incurred in connection with attendance at meetings of the board of directors.

Beginning September 15, 2020, the effective date of the amendment to the independent directors’ compensation plan, the Company pays each of its independent directors an annual retainer of $75,000 in cash and $75,000 in stock, prorated for any partial term (the audit committee chairperson receives an additional $15,000 annual retainer, the compensation committee chairperson receives an additional $10,000 annual retainer, the investment committee chairperson receives an additional $10,000 annual retainer, the nominating and corporate governance committee chairperson receives an additional $10,000 annual retainer, and the lead independent director receives an additional $25,000 annual retainer, prorated for any partial term). The independent directors are also paid $2,000 for each in-person or telephonic board or committee meeting attended (not to exceed $4,000 for any one set of meetings attended on any given day). Further, directors may elect to receive any cash fees in fully-vested shares of common stock of the Company.

Director compensation is an operating expense of the Company that, prior to the Closing, was subject to the operating expense reimbursement obligation of the Former Advisor discussed in Note 10 (Related Party Arrangements). For the years ended

December 31, 2020, 2019 and 2018, the Company recorded an operating expense of $972,000, $395,000 and $496,000, respectively, related to the independent directors’ annual cash retainer and attending board and committee meetings, which is included in general and administrative expenses in the accompanying consolidated statements of operations. Upon signing the Merger Agreement, merger related acquisition expenses, including $3,000 and $13,500 for the years ended December 31, 2020 and 2019, respectively, related to attending committee meetings, met the definition of capitalized expenses and were therefore capitalized in the accompanying consolidated balance sheets. As of December 31, 2020 and 2019, $209,250 and $61,750, respectively, related to the independent directors’ annual retainer paid in cash and board and committee meetings attendance is included in accounts payable and accrued liabilities in the consolidated balance sheets.

In connection with the Internalization Transaction, on September 1, 2020, certain key employees of the Company were issued restricted stock grants under the terms of the Incentive Award Plan, which grants had been approved by the Special Committee and the board of directors. The grants to the key employees of the Company were made pursuant to a restricted stock grant agreement. See Note 8 (Stockholders’ Equity) for further details.

12.	Commitments and Contingencies

Economic Dependency

Prior to the Closing, the Company was dependent on the Former Advisor for certain services that are essential to the Company, including the identification, evaluation, negotiation, purchase and disposition of real estate and real estate-related investments; management of the daily operations of the Company’s real estate and real estate-related investment portfolio; and other general and administrative responsibilities. As a result of the Internalization Transaction, the Company became self-managed and acquired components of the advisory, asset management and property management business of the Former Advisor by hiring the Transferring Employees (as defined in the Contribution & Purchase Agreement), who comprise the workforce necessary for the management and day-to-day real estate and accounting operations of the Company and the Current Operating Partnership. The Company’s own employees now provide the services that the Former Advisor provided, as described above.

As of December 31, 2020, the Company is developing a multifamily property consisting of nine residential buildings with 176 apartment homes known as Garrison Station that is currently in various stages of development with remaining commitments to fund of $10,361,529 (inclusive of applicable construction loan obligations) and estimated completion dates ranging through August 2021.

Concentration of Credit Risk

The geographic concentration of the Company’s portfolio makes it particularly susceptible to adverse economic developments in the Atlanta, Georgia and Dallas / Fort Worth, Texas, apartment markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition from other apartment communities, decrease in demand for apartments or any other changes, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. The Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its residents and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Legal Matters

From time to time, the Company is subject, or party, to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on the Company’s results of operations or financial condition nor is the Company aware of any such legal proceedings contemplated by government agencies.

13.	Earnings Per Share

The following table presents a reconciliation of net loss attributable to common stockholders and shares used in calculating basic and diluted loss per share, or EPS, for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Net loss attributable to common stockholders	$(114,089,541)	$(38,524,316)	$(49,100,346)
Less:
Distributions related to unvested restricted stockholders(1)	(65,956)	(7,702)	(7,425)
Numerator for loss per common share — basic	$(114,155,497)	$(38,532,018)	$(49,107,771)
Weighted average common shares outstanding — basic and diluted(2)	99,264,851	52,204,410	51,312,947
Loss per common share — basic and diluted	$(1.15)	$(0.74)	$(0.96)

_________________

(1)

Unvested restricted stockholders that have a right to participate in dividends declared on common stock are accounted for as participating securities and reflected in the calculation of basic and diluted EPS under the two-class method.

(2)

The Company excluded all unvested restricted common shares outstanding issued to the Company’s independent directors and certain key employees, the Class A-2 OP Units and the Class B OP Units from the calculation of diluted loss per common share as the effect would have been antidilutive.

14.	Derivative Financial Instruments

The Company uses interest rate derivatives with the objective of managing exposure to interest rate movements thereby minimizing the effect of interest rate changes and the effect they could have on future cash flows. Interest rate cap agreements are used to accomplish this objective. The following table provides the terms of the Company’s interest rate derivative instruments that were in effect at December 31, 2020 and 2019:

December 31, 2020
Type	Maturity Date Range	Based on	Number of Instruments	Notional Amount	Variable Rate	Weighted Average Rate Cap	Fair Value
Interest Rate Cap	1/1/2021 - 7/1/2023	One-Month LIBOR	9	$407,935,350	0.14%	3.41%	$7,852

December 31, 2019
Type	Maturity Date Range	Based on	Number of Instruments	Notional Amount	Variable Rate	Weighted Average Rate Cap	Fair Value
Interest Rate Cap	1/1/2020 - 8/1/2021	One-Month LIBOR	9	$343,017,350	1.76%	3.45%	$132

The interest rate cap agreements are not designated as effective cash flow hedges. Accordingly, the Company records any changes in the fair value of the interest rate cap agreements as interest expense. The change in the fair value of the interest rate cap agreements for the years ended December 31, 2020, 2019 and 2018, resulted in an unrealized loss (gain) of $65,391, $225,637 and $(87,160), respectively, which is included in interest expense in the accompanying consolidated statements of operations. During the years ended December 31, 2020 and 2019, the Company acquired interest rate cap agreements of $67,000 and $18,000, respectively, and did not receive settlement proceeds. The Company also acquired interest cap agreements of $6,111 during the year ended December 31, 2020, in connection with the Mergers. The fair value of the interest rate cap agreements of $7,852 and $132 as of December 31, 2020 and 2019, respectively, is included in other assets on the accompanying consolidated balance sheets.

15.	Leases Lessee

The Company leases office space, a parking garage, furniture, fixtures and office equipment. The Company has lease agreements with lease and non-lease components, which are generally accounted for separate from each other. A limited number of leases include options to renew or options to extend the lease term. The exercise of lease renewal options is at the Company’s sole discretion. The depreciable life of lease ROU assets are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of lease costs were as follows:

		Year Ended December 31,
Lease Cost	Classification	2020	2019
Operating Lease cost(1)	Operating, maintenance and management	$47,357	$2,497
Operating Lease cost(1)	General and administrative	322,066	—
Finance lease cost
Amortization of leased assets	Depreciation and amortization	4,080	—
Accretion of lease liabilities	Interest expense	175	—
Total lease cost		$373,678	$2,497

_________________

(1)Includes short-term leases and variable lease costs, which are immaterial.

Other information related to leases was as follows:

	December 31,
Lease Term and Discount Rate	2020	2019
Weighted average remaining lease term (in years)
Operating leases	3.4	3.6
Finance leases	1.4	0.0
Weighted average discount rate
Operating Leases	3.2%	4.0%
Finance Leases	2.9%	—%

	Year Ended December 31,
Supplemental Disclosure of Cash Flows Information	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows related to operating leases	$498,246	$94,888
Operating cash outflows related to finance leases	$4,080	$—
Financing cash outflows related to finance leases	$—	$—

Operating Leases

The following table sets forth as of December 31, 2020, the undiscounted cash flows of the Company’s scheduled lease obligations for future minimum payments for each of the next five years ending December 31, and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on the Company’s accompanying consolidated balance sheets:

	Year Ended December 31,
Supplemental Disclosure of Cash Flows Information	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows related to operating leases	$498,246	$94,888
Operating cash outflows related to finance leases	$4,080	$—
Financing cash outflows related to finance leases	$—	$—

Finance Leases

The following table sets forth as of December 31, 2020, the undiscounted cash flows of the Company’s scheduled obligations for future minimum payments for each of the next five years ending December 31, and thereafter, as well as a reconciliation of those cash flows to finance lease liabilities:

Year	Amount
2021	$12,240
2022	5,100
2023	—
2024	—
2025	—
Thereafter	—
Total undiscounted finance lease payments	$17,340
Less: interest	(320)
Present value of finance lease liabilities	$17,020

16.	Subsequent Events

Distributions Paid

On January 4, 2021, the Company paid distributions of $8,931,971, which related to distributions declared for each day in the period from December 1, 2020 through December 31, 2020 and consisted of cash distributions paid in the amount of $7,110,390 and $1,821,581 in shares issued pursuant to the DRP.

On February 1, 2021, the Company paid distributions of $8,963,725, which related to distributions declared for each day in the period from January 1, 2021 through January 31, 2021 and consisted of cash distributions paid in the amount of $7,140,618 and $1,823,107 in shares issued pursuant to the DRP.

On March 1, 2021, the Company paid distributions of $4,717,430, which related to distributions declared for each day in the period from February 1, 2021 through February 28, 2021 and consisted of cash distributions paid in the amount of $3,760,747 and $956,683 in shares issued pursuant to the DRP.

Shares Repurchased

On January 29, 2021, the Company repurchased 282,477 shares of its common stock for a total repurchase value of $4,000,000, or $14.16 average price per share, pursuant to the Company’s share repurchase plan.

Share Repurchase Plan

On January 12, 2021, the Company’s board of directors amended the Company’s share repurchase plan to: (1) limit repurchase requests to death and qualifying disability only and (2) limit the amount of shares repurchased pursuant to the share repurchase plan each quarter to $3,000,000. The amendment will be in effect on the repurchase date at April 30, 2021, with respect to repurchases for the three months ending March 31, 2021. Share repurchase requests that do not meet the requirements for death and disability will be cancelled (including any requests received during the first quarter of 2021).

Distributions Declared

On January 12, 2021, the Company’s board of directors approved and authorized a daily distribution to stockholders of record as of the close of business on each day for the period commencing on February 1, 2021 and ending on February 28, 2021. The distributions will be equal to $0.001438 per share of the Company’s common stock per day. The distributions for each record date in February 2021 will be paid in March 2021. The distributions will be payable to stockholders from legally available funds therefor.

On February 18, 2021, the Company’s board of directors approved and authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on March 1, 2021 and ending on March 31, 2021. The distributions will be equal to $0.001438 per share of the Company’s common stock per day. The distributions for each record date in March 2021 will be paid in April 2021. The distributions will be payable to stockholders from legally available funds therefor.

On March 9, 2021, the Company’s board of directors approved and authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on April 1, 2021 and ending on April 30, 2021. The distributions will be equal to $0.001438 per share of the Company’s common stock per day. The distributions for each record date in April 2021 will be paid in May 2021. The distributions will be payable to stockholders from legally available funds therefor.

Estimated Value per Share

On March 9, 2021, the Company’s board of directors determined an estimated value per share of the Company’s common stock of $15.55 as of December 31, 2020. In connection with the determination of an estimated value per share, the Company’s board of directors determined a price per share for the DRP of $15.55, effective April 1, 2021.

Winter Storm Damage

In February 2021, certain regions of the United States experienced winter storms and extreme cold temperatures, including in the states where the Company owns and operates its multifamily properties. The impact of the storms and the extreme cold temperatures affected the Company’s properties due to power outages and the freezing of water pipes. While the Company’s properties are fully insured, the Company expects disruptions to operations at the impacted properties and delays in receiving insurance proceeds. An estimate of the financial effect of the damage cannot yet be made as of the date of filing this annual report.